Exhibit 10.3

PURCHASE AGREEMENT

among

ADIT RESOURCES CORP.

and

AMERICAN COPPER MINING S.A. DE C.V.

and

YAMANA MEXICO HOLDINGS B.V.

April 4, 2012

PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 4th day of April, 2012.

A M O N G:

ADIT RESOURCES CORP., a corporation existing under the laws of the State of Nevada

(the “Seller”)

-and-

AMERICAN COPPER MINING S.A. DE C.V. a corporation existing under the laws of Mexico

(the “Company”)

-and-

YAMANA MEXICO HOLDINGS B.V., a private company with limited liability existing under the laws of the Netherlands

(the “Buyer”)

WHEREAS the entire issued and outstanding shares of capital stock of the Company are comprised of 10,000 Series A Common Shares and 5,352,159 Series B Common Shares of which, as at the date hereof, 9,999 Series A Common Shares and 5,352,159 Series B Common Shares are registered in the name of the Seller and one Series A Common Share is registered in the name of Ramiro Trevizo Ledezma;

AND WHEREAS the Buyer seeks to purchase and the Seller seeks to sell all of the shares held by the Seller as at the Escrow Deposit Date and the parties hereto are therefore desirous of entering into this Agreement, all on and subject to the terms and conditions herein contained;

NOW THEREFORE in consideration of the foregoing, the representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” means collectively all accounts receivable of the Company;

“ADIT Held Securities” means 500,000 common shares in the capital of the Seller and warrants to purchase an additional 250,000 common shares in the capital of the Seller, in each case registered in the name of Yamana Gold Inc., the parent of the Buyer, representing all shares and warrants held by Yamana Gold Inc., in which Yamana Gold Inc., owns all right, title and interest in and in which no other party has any rights whatsoever with respect to these shares and warrants;

“ADIT Shares” means all of the Series A Common Shares and all of the Series B Common Shares in the capital of the Company held by the Seller on the Escrow Deposit Date, on the date hereof comprising 9,999 Series A Common Shares and 5,352,159 Series B Common Shares;

“Advance MII Payment” has the meaning ascribed thereto in section 2.4(b);

“Affiliate” means, with respect to a Person, another Person which is controlled by, controls or is under common control with the first mentioned Person, and “control” for this purpose means: (a) the ownership of or control or direction over, directly or indirectly, more than 50% of the voting power attached to the outstanding voting securities of the relevant Person or of sufficient voting securities of such Person that the holder has the right to control the election or appointment of a majority of the directors or persons acting in a substantially similar capacity (if applicable) of such Person; and (b) the ability to control the management and affairs of the relevant Person;

“Agreement” means this Agreement, including any Schedules hereto and any amendments hereto;

“Amermin” means Corporacion Amermin S.A. de C.V.;

“Amermin Side Letter” means the side letter among the Seller, the Buyer, the Company and Amermin to be executed and delivered on the Escrow Deposit Date pursuant to which, among other things, Amermin agrees to: (i) appoint Rodrigo Alfonso Sanchez-Mejorada Velasco, Jose Eduardo Ribe Martinez de Velasco and Paola Salgado Tonda of Sanchez-Mejorada, Velasco y Ribe (“RSM”), jointly and severally, its power of attorney to deal with the Embargo (the “Embargo Power of Attorney”); (ii) accept the Released Cash on Amermin’s behalf; (iii) pay the Released Cash to the Government on Amermin’s behalf, with a view to obtaining the release of the Embargo from the Encumbered Properties; (iv) deal with the Government on Amermin’s behalf, on an administrative basis only to procure the release of the Embargo from the Encumbered Properties; and (v) repay the Released Cash together with interest thereon at the rate charged by the Government if the Escrow Release Condition is not satisfied and Closing does not occur;

“Applicable Laws” means, with respect to any Person, any national or foreign, federal, state, provincial or local Laws, ordinance, regulation, rule, code, order, other requirement or rule of law or stock exchange rule applicable to such Person or any of its respective properties, assets, officers, directors, employees, independent contractors, consultants or agents;

“Assets” means all assets, mining rights and concessions, property (real, personal and intellectual), agreements and undertakings, including all tangible and intangible goods, chattels, fixtures, improvements or other items, including without limitation, the Properties, the Equipment and all Buildings, owned, leased, acquired for or used by the Company in connection with the conduct of the Business or any part thereof, or in which the Company has a right, title or interest, wherever situated;

“Books and Records” means all books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information relating to the Business, in the possession or control of the Seller or the Company and all other documents, files, records, correspondence or other data and information, financial or otherwise which are relevant to the Business or the Company and in the possession or control of the Seller or the Company, including without limitation, all data and information stored electronically or on computer-related media;

“Buildings” means all plants, mills, hoists, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on, under or in or forming part of the Properties;

“Business” means collectively the exploration and related operations and activities with respect to the Properties carried on by or on behalf of the Company;

“Buyer” has the meaning ascribed thereto in the preambles to this Agreement;

“Buyer’s Obligations” has the meaning ascribed thereto in section 2.3(f);

“Claim” has the meaning ascribed thereto in section 9.1;

“Closing” means the completion of the sale to and the purchase by the Buyer of the Shares;

“Closing Date” means April 4, 2012;

“Closing Documents” means all of the documents to be executed and delivered by the Parties on the Escrow Deposit Date in order for completion of the Transaction in escrow to occur, including without limitation, as applicable, the Transaction Documents and those documents set forth in sections 7.1 and 7.2;

“Closing Time” means 11:00 a.m. (Reno time) on the Closing Date or such other time on that date as the Parties agree in writing that the Closing shall take place;

“Company” has the meaning ascribed thereto in the preambles to this Agreement;

“Effective Date” means the date of the execution and delivery of this Agreement by the Parties;

“Embargo” means the four orders of the Government dated May 19, 2011, attaching some of the Properties as per Schedule “M”;

“Embargo Power of Attorney” has the meaning ascribed thereto in the definition of Amermin Side Letter;

“Encumbered Properties” means those properties listed in Schedule 3.31;

“Environment” means the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law, and “Environmental” has a similar extended meaning;

“Environmental Law” means any Applicable Laws currently in effect relating to pollution or protection of the Environment, health, safety or natural resources, including without limitation, to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials;

“Environmental Lien” has the meaning ascribed thereto in section 3.29;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law;

“Equipment” includes all fixed assets and tangible personal property owned or leased by, or on behalf of the Company or in which the Company otherwise has a right, title or interest or which is used in connection with the Business, including without limitation, all machines, machinery, motor vehicles, trucks and other mobile equipment, airplanes, helicopters, mining equipment, rolling stock, fixtures, tools, furniture, furnishings, material handling equipment, computers, photocopiers, office equipment, implements and spare parts used in the Business, wherever located;

“Escrow Agreement” means the form of escrow agreement attached hereto as Schedule “D” and forming a part hereof;

“Escrow Deposit Date” means the date that: (i) the Closing Documents (excluding the Amermin Side Letter, the Interim Power of Attorney and the Escrow Agreement) and the Initial Cash Payment (less the amount of the Released Cash) are deposited in escrow with the Escrow Agent pursuant to the Escrow Agreement; and (ii) the Released Cash shall be released to RSM as contemplated in the Amermin Side Letter.  The Escrow Deposit Date shall be the Closing Date (but not if closing does not occur out of escrow);

“Escrow Release Condition” means that the Embargo has been fully and finally released and discharged from the Encumbered Properties to the reasonable satisfaction of the Buyer, it being understood and agreed that the granting of the Embargo Power of Attorney shall not release the obligation of the Seller to cause the release of the Embargo;

“Escrow Release Date” means the date that the Escrowed Items (as defined in the Escrow Agreement) are released from escrow pursuant to an Escrow Release Certificate (as defined in the Escrow Agreement);

“Financial Statements” means the unaudited financial statements of the Company for the fiscal year ended December 31, 2010 and the unaudited financial statements of the Company for the nine months ended September 30, 2011;

“Financial Statement Date” means the date of the most recent balance sheet of the Company included in the Financial Statements;

“First Year Anniversary Date” means the date that is the one year anniversary of the Escrow Release Date;

“Five Year Anniversary Date” means the date that is the five year anniversary of Escrow Release Date;

“FM Commencement Date” has the meaning ascribed thereto in section 10.1;

“Force Majeure” means an event which prevents or makes unattainable on a practical basis the performance of the obligations required by a Party where the cause of such event is reasonably beyond the control of such Party.  Force Majeure shall include without limitation: material social unrest or material actions by special interest groups; any action, litigation, mediation, arbitration or other proceeding, including any which result in control, ownership or operation of any of the Assets or the economic benefit derived therefrom being transferred, directly or indirectly, to a third party; labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); interference from Persons primarily concerned with environmental or local population rights, including the right of the local population to employment; acts of God; Laws, proclamations, instructions or requests of any Governmental Authority; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of environmental or native groups; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; delays relating to claims made by aboriginal groups; or any other cause whether similar or dissimilar to the foregoing but shall not include the inability of a Party to raise its own financing to meet its obligations hereunder unless the inability to raise such financing is caused by a Force Majeure event;

“GAAP” means accounting principles generally accepted in the United States;

“Government” means the Servicio de Administracion Tributaria of Mexico;

“Governmental Authority” means any Mexican, United States or foreign federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority;

“Hazardous Materials” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as so defined, judicially interpreted or identified in any Environmental Law, including any that may impair the quality of any waters and includes petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos in any form that is friable or polychlorinated biphenyls and any chemical, material or other substance so defined, judicially interpreted or identified;

“Initial Cash Payment” means the sum of US$7.5 million.

“Intellectual Property Rights” means all trademarks, all copyrights and industrial designs, all patents, all licences and sub-licences, all trade secrets and confidential information, all computer software and rights related thereto including all related code, specifications, documentation, revisions, enhancements, and modifications thereto, in whatever form and media and all renewals, modifications and extensions of any of the foregoing;

“Intercorporate Indebtedness” means all amounts owing by the Company to non arm’s length or related parties;

“Interim Power of Attorney” means the power of attorney to be granted by the Company in the form attached hereto as Schedule “H” which is in the addition to the Embargo Power of Attorney;

“Laws” means any Mexican, United States or foreign, federal, state, provincial, municipal or local law, statute, ordinance, regulation, by-laws, orders, covenants, restrictions, rule, code, Order, other requirement or rule of law or stock exchange rule, including any judicial or administrative interpretation thereof;

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (public or private);

“Lien” means any encumbrance of any nature or kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge or security, including arising under or by operation of any Applicable Laws, including any banking legislation, trust or deemed trust (whether contractual, statutory or otherwise arising), any easement, agreement, reservation, right of way, restriction, encroachment, burden, bond, guarantee or any other right or claim of others of any kind whatever or any restrictive covenant or other agreement, restriction or limitation on title or use;

“MII Ounces” means measured, indicated and inferred gold resources expressed in ounces of gold, located in, under or along the Properties and pursuant to NI 43-101 standards;

“MII Payment” has the meaning ascribed thereto in section 2.4(a);

“Minute Books” has the meaning ascribed thereto in section 3.15;

“Misrepresentation” has the meaning ascribed thereto in the Securities Act, Ontario;

“NI 43-101” means National Instrument 43-101 as promulgated by the Canadian Securities Regulators;

“New MII Ounces” means MII Ounces that may be defined by the Company, if applicable, pursuant to NI 43-101 standards, on or before the Five Year Anniversary Date that are in addition to the (original) MII Ounces defined on or before the Three Year Anniversary Date, if applicable;

“New MII Ounces Payment” has the meaning ascribed thereto in section 2.4(c);

“Order” means any order (including any judicial or administrative order and the terms of any administrative consent), regulation, directive, notice, injunction, judgment, decree, ruling, writ, assessment or arbitration award;

“Ordinary Course”, when used in relation to the conduct of the Business by, or on behalf of, the Company means any transaction which constitutes an ordinary day-to-day business activity conducted consistent with past practices;

“Parties” means the Seller, the Company and the Buyer collectively and “Party” means any one of them;

“Permit” means any and all permits, licences, concessions, approvals, certificates, consents, certificates of approval, rights, privileges or franchises, registrations (including any required export/import approvals) and exemptions of any nature and other authorizations, other than Environmental Permits, conferred or otherwise granted by any Governmental Authority and used or required in the conduct of the Business as currently being conducted or related to any Asset;

“Permitted Liens” means:

(a)	any royalties, reservations or exceptions contained in the concessions or other original grant of rights underlying or related to the Properties;

(b)
easements and any registered restrictions or covenants that run with the Properties that do not in the aggregate materially detract from the value of the Properties and will not materially and adversely affect the ability to carry on the Business;

(c)
rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services, provided that they do not materially detract from the value of the Properties and will not materially and adversely affect the ability to carry on the Business; and

(d)
zoning by-laws, ordinances or other restrictions as to the use of real property, and agreements with other Persons registered against title to the Properties, provided that they do not materially detract from the value of the Properties and will not materially and adversely affect the ability to carry on the Business;

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity;

“Properties” means those properties forming a part of the Picacho Project, located in the State of Sonora, Mexico, as more particularly set forth in Schedule “A”;

“Release” has the meaning ascribed thereto in section 3.29;

“Released Cash” means the amount of money which must be paid to the Government in order for the Government to release the Embargo, being the full amount of the tax claim pursuant to the Tax Litigation together with interest thereon to the date of payment;

“RSM” has the meaning ascribed thereto in the definitions of the Amermin Side Letter;

“RTL” means Ramiro Trevizo Ledezma;

“RTL Share” means one Series A Common Share in the capital of the Company;

“Second Cash Payment” means the sum of US$9.8 million;

“Second Cash Payment Closing Date” has the meaning ascribed thereto in section 2.3(a);

“Second Cash Payment Notice” has the meaning ascribed thereto in section 2.3(a);

“Seller” has the meaning ascribed thereto in the preambles to this Agreement;

“Shares” means 100% of the issued and outstanding shares of the Company, Series A Common Shares and Series B Common Shares, owned as at the Escrow Deposit Date;

“Share Pledge Agreement” means the share pledge agreement to be executed and delivered on the Escrow Deposit Date, substantially in the form of Schedule “C”;

“Tax Litigation” means the litigation between Amermin and the Servicio de Administracion Tributaria, contesting the tax claim which gave rise to the Embargo, as more particularly described in Schedule “N”;

“Tax Return” means all reports, estimates, information statements and returns required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any federal, state, local or foreign government taxing authority;

“Taxes” means all taxes, including any interest or penalties or additions that may become payable in respect thereof, imposed by any federal, state, county, local municipal or foreign government or any agency or political subdivision of any such government, which taxes shall include without limitation, all income taxes, payroll taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, social security payments, health taxes, unemployment insurance payments, public works payments and any other contributions under Applicable Laws and other obligations of the same or of a similar nature;

“Technical Information” means all information and all know-how owned, leased or licensed by, or on behalf of the Company, or in which the Company has a right, title or interest or which is otherwise related to the Business or the Assets, including information of a scientific, technical or business nature, whether in written, graphic, machine readable, electronic or physical form and maps, plans, designs, research data, research plans, development plans, drill core samples, Environmental reports, trade secrets, processes, formulas, drawings, technology, computer software and related manuals, unpatented blueprints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures;

“Termination Closing Date” has the meaning ascribed thereto in section 2.3(c);

“Termination Option” has the meaning ascribed thereto in section 2.3(a);

“Third Cash Payment” means the sum of US$4.3 million;

“Third Cash Payment Closing Date” means the date that is the sixth anniversary of the Escrow Release Date;

“Three Year Anniversary Date” means the date that is the three year anniversary of the Escrow Release Date;

“Transaction” means the purchase and sale of the Shares as contemplated by this Agreement; and

“Transaction Documents” means all agreements, documents, instruments and certificates to be delivered in connection with the Transaction.

1.2             Terms Generally

(a)           Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires;

(b)            the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement and Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified;

(c)            the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified;

(d)            unless specified otherwise, the term “dollar” and the symbol “$” when used herein refer to the lawful currency of the United States of America; and

(e)            the Schedules in this Agreement are as follows:

Schedule                                           Description

“A”	Properties
“B”	Other Assets
“C”	Share Pledge Agreement
“D”	Escrow Agreement
“E”	Directors and Officers of the Company
“F”	Liabilities of the Company
“G”	Permits and Governmental Authorizations of the Company
“H”	Interim Power of Attorney
“I”	Contracts of the Company
“J”	Intellectual Property of the Company
“K”	Banks and Powers of Attorney of the Company
“L”	Embargo
“M”	Details of Tax Litigation
“N”	Amermin Side Letter
“3.16”	Exceptions to Financial Statements
“3.17”	Exceptions to Books of Account
“3.22”	Exceptions to Related Parties
“3.24”	Exceptions to No Changes
“3.26”	Exceptions to Title to Assets
“3.27”	Exceptions to Properties

“3.28”	Exceptions to Intellectual Property Rights
“3.29”	Exceptions to Environmental Matters
“3.31”	Exceptions to Taxes
“3.33”	Exceptions to Certain Contracts and Commitment; No Employees
“3.37”	Exceptions to Disclosure

1.3           Date for Any Action.  In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.4           Tender.  Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a United States bank or by negotiable cheque payable in U.S. funds as the case may be and certified by a United States bank or trust company or with the consent of the Party entitled to payment, by wire transfer of immediately available funds to the account specified by that Party.

1.5           Disclosure. The Parties acknowledge that any information, matter, circumstance, agreement, document or other thing disclosed in any Schedule to this Agreement shall be deemed to be disclosed in every other Schedule for the purposes of the representations and warranties of the Parties.

1.6           Knowledge.  Any reference to the knowledge of a Party shall mean to the best of the knowledge, information and belief of the Party, after reviewing all relevant records and making due inquiries regarding the relevant matter.

1.7           Entire Agreement.  This Agreement and all other agreements and  documents to be delivered pursuant to this Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements among the Parties in connection with the Transaction except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.  No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby.

ARTICLE 2

PURCHASE AND SALE AND PAYMENTS

2.1           Purchase and Sale.  Subject to the terms and conditions of this Agreement, on Closing the Seller shall and hereby agrees to sell, assign, convey, transfer and deliver to the Buyer and the Buyer shall purchase directly from the Seller, the ADIT Shares, free and clear of all Liens, together with all rights of the Seller now and hereafter attaching thereto, in consideration of the following:

(a)           the payment on Closing pursuant to the Escrow Agreement and the Amermin Side Letter, in cash, by wire transfer, the Initial Cash Payment;

(b)           the payment on the Second Cash Payment Closing Date (i.e. unless the Buyer has elected to exercise the Termination Option), in cash, by wire transfer, of the Second Cash Payment;

(c)           the MII Payment and the Advance MII Payment, as set forth in section 2.4 below (i.e. unless the Buyer has elected to exercise the Termination Option); and

(d)           the payment on the Third Cash Payment Closing Date (i.e. unless the Buyer has elected to exercise the Termination Option), in cash, by wire transfer, of the Third Cash Payment.

For greater certainty and without limitation, all of such payments are on account of the purchase and sale of the ADIT Shares.

2.2           Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase contemplated hereby and described in this Article 2 shall take place at a closing in escrow (the “Closing”) to be held at the Closing Time on the Closing Date at the offices of Thomas Erwin, in Reno, Nevada or at such other time or place or on such other date as the Seller and the Buyer may mutually agree upon in writing.  Any cheque, document, instrument or thing which is to be delivered by any Party shall be tabled at the Closing at the place of Closing referred to above by the Party which is to deliver such cheque, document, instrument or thing.

Notwithstanding the foregoing, the Parties hereto agree that on Closing in escrow on the Escrow Deposit Date, the Closing Documents (exclusive of the Amermin Side Letter, the Interim Power of Attorney and the Escrow Agreement) and the Initial Cash Payment (less the Released Cash) shall be deposited into escrow with the Escrow Agent, to be dealt with as provided in the Escrow Agreement.  The date the Escrow Release Condition is satisfied shall be the date that the Closing occurs out of escrow, however, the Closing Date, for the purposes of this Agreement (as well as the transfer of the ADIT Shares) once Closing occurs out of escrow after the Parties deliver an Escrow Release Certificate (as defined in the Escrow Agreement) shall be the Escrow Deposit Date.  If the Escrow Release Condition is not satisfied and or the escrow otherwise terminates as provided in the Escrow Agreement, then the said Closing Documents and the Initial Cash Payment as deposited in escrow shall be returned to the respective Parties who are entitled thereto pursuant to the Escrow Agreement and this Agreement shall terminate.  The terms for the return of the Released Cash to the Buyer shall be as set out in the Amermin Side Letter.

2.3           First Year Anniversary Date.

(a)          At any time on or before the First Year Anniversary Date, the Buyer shall give written notice (the “Second Cash Payment Notice”) to the Seller of the Buyer’s election to pay (or not pay) the Second Cash Payment.  If the Buyer elects to pay the Second Cash Payment, the notice shall set forth the “Second Cash Payment Closing Date” which shall be no later than the First Year Anniversary Date.  The Buyer may alternatively elect to terminate this Agreement (the “Termination Option”) as hereinafter provided.

(b)          If the Buyer has not elected to exercise the Termination Option, or has not delivered the Second Cash Payment Notice on or before the First Year Anniversary Date, then the Buyer shall forward the same in cash, by wire transfer to the Seller on the Second Cash Payment Closing.

(c)          If the Buyer has elected to exercise the Termination Option, then on the termination date set forth in the Second Cash Payment Notice (which shall be within 10 Business Days of the First Anniversary Date) (the “Termination Closing Date”), the Buyer shall deliver to the Seller a certificate stating:

(i)
that the Company has no outstanding current liabilities other than those which were in existence as at the Closing Date or those incurred in the ordinary course of business in accordance with best mining practices (it being understood and agreed that the Company may also have liabilities related to future payments on account of the Properties, reclamation and rehabilitation obligations and tax obligations, but that the Buyer shall cause there to be sufficient working capital left in the Company to fund the Company’s ordinary course obligations through the end of the calendar year in which termination occurs);

(ii)
the Properties remain in good standing as at the date of the Second Cash Payment Notice in a comparable state or better as existed as at the Closing Date, free and clear of any and all Liens, subject only to the Permitted Liens;

(iii)	the location of the Books and Records and the Technical Information of the Company;

(iv)
that the Buyer shall provide reasonable assistance, at the sole cost and expense of the Seller, to the Seller, for a period of three months, in relation to the preparation of financial statements and income tax returns of the Company from and after the date of the Second Cash Payment Notice for the period between the Closing Date and the date of the Second Cash Payment Notice;

(v)
that the Company has not entered into any contracts or hired any employees or contractors that have not been terminated by the Company on or before the Termination Closing Date, unless a minimum of two days before the Termination Closing Date the Seller advises the Buyer not to cause the Company to terminate any such employee or consultant.  The Buyer shall be responsible for the payment of all termination costs associated with such terminated contracts, employees or contractors;

(vi)	that the Shares are free and clear of any and all Liens;

(vii)	that the Company is not in default of any material applicable Law;

(viii)	that the Share Pledge Agreement is terminated;

(ix)	that the resigning directors and officers of the Company are the only directors and officers of the Company; and

(x)	that the Company is in good standing with respect to corporate law as at the date of the Second Cash Payment Notice.

(d)           The Buyer shall also deliver to the Seller on the Termination Closing Date the signed resignations of all directors and officers of the Company to the extent applicable and duly executed stock transfers with respect to the Shares being returned for US$1.00 (which will have been pledged to the Seller pursuant to the Share Pledge Agreement and which will therefore be in the possession of the Seller).  As and when the Buyer shall make the foregoing deliveries in sections 2.3(c) and (d), this Agreement (save and except for this Section and Articles 9 and 11) shall be at an end.

(e)           For greater certainty and without limitation, it is understood and agreed that save and except for the foregoing, the return of the Shares to the Seller as contemplated by section 2.3(d) shall be on an “as is – where as” basis and the Buyer shall make no representations, warranties or covenants as to the Company, the Business, exploration activities conducted on the Properties or the state of the Assets.

(f)            For the purposes of the Share Pledge Agreement, the “Buyer’s Obligations” shall be the obligation to make the Second Cash Payment or return the Shares to the Seller, all as contemplated by this section 2.3.

2.4            MII Payment.

(a)           If the Buyer has made the Second Cash Payment, on or before the Three Year Anniversary Date, the Buyer shall pay to the Seller in cash, by wire transfer, as and by way of an additional payment for the ADIT Shares (the “MII Payment”) a sum calculated on the following basis: US$1.0 million for every 100,000 MII Ounces defined as at the Three Year Anniversary Date (such dollar figure to be pro-rated for MII Ounces that are less than 100,000).  For example purposes only and without limitation, if there shall be 125,000 MII Ounces then the payment on or before the Three Year Anniversary Date shall be US$1.25 million.  The maximum payment to be made by the Buyer as and by way of the MII Payment (together with payments therefor under section 2.4(b) and (c)) shall be capped at US$14.0 million.

(b)           If the Company has not caused any MII Ounces to be defined on or before the Three Year Anniversary Date for any reason whatsoever other than Force Majeure, the Buyer shall make an advance payment of the MII Payment to the Seller in cash, by wire transfer or certified cheque, in the amount of US$3.0 million (the “Advance MII Payment”), on or before the Three Year Anniversary Date, whereupon all references in section 2.4(a) to the Three Year Anniversary Date shall be deemed to be references to the Five Year Anniversary Date.  It is understood and agreed that for the subsequent payment of the MII Payment (including under section 2.4(c)), the Advance MII Payment shall be deducted therefrom (until depleted).  If there has been an event of Force Majeure which has interfered with the Company’s activities in connection with defining MII Ounces, the Buyer’s Obligations to make the Advance MII Payment shall be suspended for the period set forth in Article 10 hereof.

(c)           If on or before the Five Year Anniversary Date, the Company shall cause New MII Ounces to be defined, then on or before the Five Year Anniversary Date, the Buyer shall pay to the Seller in cash, by wire transfer (the “New MII Ounces Payment”), US$1.0 million per 100,000 New MII Ounces (such dollar figure to be pro-rated for Additional MII Ounces that are less than 100,000).

(d)           For greater certainty and without limitation, the obligation of the Buyer under this section 2.4 shall be to make the payments under section 2.4(a) (subject to extension under section 2.4(b) and by reason of an event of Force Majeure) and, if applicable, section 2.4(c), and to cause the Company to define MII Ounces and New MII Ounces, at the latest, on or before the Five Year Anniversary Date.

2.5           Third Closing Date Cash Payment

On the Third Closing Date, unless the Buyer has exercised the Termination Option, the Buyer shall forward the Third Cash Payment, in cash, by wire transfer, to the Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows and acknowledges and agrees that the Buyer is entering into this Agreement is reliance on such representations and warranties:

3.1           Authorization of Agreement. The Seller has good and sufficient power, authority and right to execute and deliver this Agreement and has good and sufficient power, authority and right to execute and deliver each of the Transaction Documents.  The Seller has good and sufficient power, authority and right to perform fully its obligations hereunder and under the Transaction Documents.  This Agreement has been, and each of the Transaction Documents shall be, on or prior to the Escrow Deposit Date, duly executed and delivered by the Seller and constitutes, and each Transaction Document when so executed and delivered shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2           No Conflicts. The execution and delivery by the Seller of this Agreement and the Transaction Documents, the consummation of the Transaction and, compliance by the Seller with the provisions hereof or thereof, as applicable, will not: (i) conflict with or result in the breach of any provision of the organizational documents or by-laws or any resolution of the directors of the Seller or the Company or any agreement to which the Seller or the Company is a party; (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under, or give rise to the right to commence any Legal Proceeding under, any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument to which the Seller is a party or by which or to which the Seller or any of its properties or assets are bound or are subject; (iii) constitute a violation of, or give rise to the right to commence any Legal Proceeding under, any Law, ruling or regulation applicable to the Seller; or (iv) result in the creation of any Lien upon any of the Shares.

3.3           Consents. There are no consents of Governmental Authorities or other Persons or registrations to be made before Governmental Authorities or other Persons which are required to permit completion by the Seller of the Transaction in accordance with the terms of this Agreement and without causing the termination of, or giving rise to a right of termination by any Person in respect of any of the Seller’s assets.  No other consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority, or any other Person is required on the part of the Seller in connection with the execution and delivery of this Agreement or any of the Transaction Documents or in connection with the consummation of the Transaction or the compliance by the Seller with any of the provisions hereof or thereof.

3.4           Litigation. There is no Legal Proceeding pending or, to the knowledge of the Seller, threatened, that challenges the validity of this Agreement or any Transaction Document, or the Transaction or any action taken or to be taken by the Seller in connection herewith or therewith. Other than with respect to the Embargo, there are no Legal Proceedings outstanding, pending or, to the knowledge of the Seller, threatened or anticipated, to which the Seller is a party or which could reasonably be expected to affect closing of the Transaction or the Business from and after Closing.  There is no outstanding or, to the knowledge of the Seller, any threatened or anticipated Order of any Governmental Authority against, affecting or naming the Seller or the Shares pursuant to this Agreement.

3.5           Acts of Bankruptcy. The Seller is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have itself declared bankrupt or wound-up, has not taken any proceedings to have a receiver appointed of any part of its assets and at present, no encumbrancer or receiver has taken possession of any of its property and no execution or distress is enforceable or levied upon any of its property and no petition for a receiving order in bankruptcy is filed against the Seller.

3.6            Shares. The Seller legally and beneficially owns an undivided 100% interest in and to all of the ADIT Shares, free and clear of any and all Liens.  Save and except for the RTL Share, the ADIT Shares are the only shares in the capital of the Company and owned by the Seller.  RTL owns an undivided 100% interest in and to all of the RTL Share, free and clear of any and all Liens.  There are no agreements or understandings with respect to the voting, sale or transfer of the Shares or which prohibit, limit or would be breached by the completion of, the Transaction.

3.7           No Brokers.  All negotiations relating to this Agreement and the Transaction have been carried on by the Seller directly with the Buyer without the intervention of any other Person on behalf of the Seller in such a manner as to give rise to any valid Claim against the Buyer for a brokerage commission, finder's fee or other like payment and the Seller will indemnify and save harmless the Buyer of and from any such Claim.

3.8           Organization and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Mexico and has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and each Transaction Document to which it is a party.  The Company has full corporate power and authority to own, lease and operate its Assets and to carry on the Business as now conducted.  The Company is duly qualified, authorized or licensed to conduct the Business and is in good standing under the Laws of: (a) each jurisdiction in which it conducts Business or owns or leases real property; and (b) each other jurisdiction in which the conduct of the Business or the ownership of the Properties requires such qualification, authorization or license, the only such jurisdiction being Mexico.

3.9           Authorization of Agreement.  The Company has good and sufficient power, authority and right to execute and deliver this Agreement.  The Company has good and sufficient power, authority and right to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.10          No Conflicts.  The execution and delivery by the Company of this Agreement, the consummation of the Transaction and compliance by the Company with the provisions hereof, will not: (i) conflict with, or result in the breach of, any provision of the organizational documents or by-laws or any resolution of the directors of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under, or give rise to the right to commence any Legal Proceeding under, any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument to which the Company is a party or by which or to which the Company or any of its Assets are bound or are subject; (iii) constitute a violation of, or give rise to the right to commence any Legal Proceeding under, any Law, ruling or regulation applicable to the Company; or (iv) result in the creation of any Lien upon any of the Shares or the Assets.

3.11           Consents.  There are no consents of Governmental Authorities or other Persons which are required to permit completion by the Company of the Transaction in accordance with the terms of this Agreement and without causing the termination of, or giving rise to a right of termination by any Person in respect of any of the Assets.  No other consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or any other Person is required on the part of the Company in connection with the execution and delivery of this Agreement or in connection with the consummation of the Transaction or the compliance by the Company with any of the provisions hereof or the operation of the Business by the Company from and after Closing.

3.12           Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Seller, threatened, that challenges the validity of this Agreement or the Transaction or any action taken or to be taken by the Company in connection herewith.  Other than with respect to the Embargo, there are no Legal Proceedings outstanding, pending or, to the knowledge of the Company, threatened or anticipated, to which the Company is a party or which could reasonably be expected to affect materially and adversely the Assets or the Business.  There is no outstanding or, to the knowledge of the Company, any threatened or anticipated Order of any Governmental Authority against, affecting or naming the Company or affecting any of the Assets or the Business.

3.13           Acts of Bankruptcy.  The Company is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have itself declared bankrupt or wound-up, has not taken any proceedings to have a receiver appointed of any part of its Assets and at present, no encumbrancer or receiver has taken possession of any of its Assets and no execution or distress is enforceable or levied upon any of its Assets and no petition for a receiving order in bankruptcy is filed against the Company.

3.14           Additional Securities.  All of the Shares have been validly issued and are fully paid and non-assessable.  There are no outstanding agreements which require or could require the Company to issue any securities or which prohibit or would be breached by the completion of the Transaction.  None of the Shares is subject to any option, warrant, right of conversion, exchange or purchase, or any similar right.  None of the Shares were issued in violation of the pre-emptive rights of any present or past shareholder of the Company or any other Person.  There are no agreements or understandings with respect to the voting, sale or transfer of the Shares or which prohibit, limit or would be breached by the completion of, the Transaction.  The Company does not distribute its securities to the public.  The Company does not own any other subsidiaries or shares in the capital of any other corporation nor has the Company agreed to acquire any subsidiaries or shares in the capital of any other corporations or any ownership interest in any Person or to acquire any other business operation.

3.15           Corporate Records.  The minute books, share registry books and notarial deeds of the Company (collectively, the “Minute Books”) contain complete and accurate records of the organizational documents, by-laws and powers of attorney of the Company and of all meetings of the directors or shareholders of the Company (and, where applicable, all calls duly published and all such meetings duly convened and conducted in all respects) and accurately reflect all other corporate action of the shareholders and board of directors of the Company.  The Company has completed all corporate registrations, recordings and filings as are required to be completed by it in accordance with Applicable Laws, other than where the failure to complete any such item would not reasonably be expected to have a material adverse effect on the Company or the Business.

3.16           Financial Statements.  The Buyer has received true and complete copies of the Financial Statements.  Except as set forth on Schedule “3.16”, the Financial Statements present fairly the Assets, liabilities, financial position, results of operations and cash flows of the Company, as at the date and for the periods indicated and in accordance with the accounting principles provided by GAAP applied on a basis consistent with that of the preceding period (provided that the Financial Statements may not contain footnote disclosure that may otherwise be required by GAAP and may also be subject to normal year-end adjustments that would not be material in amount) and are complete and accurate in all material respects.  Except as set forth on Schedule “3.16”, since the date of the Financial Statements there has been no change in the financial condition (other than changes in general economic conditions not specific to the Company), Assets, liabilities or the Business of the Company other than changes in the ordinary course of business which neither individually nor in the aggregate would have a material adverse effect.

3.17           Books of Account.  The books of account and financial records of the Company fairly set out and disclose in all material respects, the current financial position of the Company. All material transactions involving the Company have been accurately recorded in such books and records.  Except as set forth on Schedule “3.17”, the Company has a stand-alone accounting system that is not used or controlled by any other Person.

3.18           Permits and Licenses.  The Company has all necessary Permits and other Governmental Authorizations required to carry on and conduct business and to own, lease or operate its Assets at the places and in the manner in which the Business of the Company is currently conducted.  Schedule “G” contains a full, complete and accurate list of such Permits and other Governmental Authorizations.

3.19           Guarantees.  The Company has no outstanding guarantees nor any outstanding security for any liability, debt or obligation of any Person.

3.20           Bonds, Debentures.  The Company has no any outstanding bonds, debentures or other indebtedness and is not under any agreement to create or issue any bonds, debentures or other indebtedness.

3.21           No Further Expenditures.  No capital expenditures or leasehold improvements have been made by the Company since the date of the Financial Statements, other than in the ordinary course of business.

3.22           Related Parties.  Except as set forth on Schedule “3.22”, the Company has not made any payment or loan to or borrowed any money from and is not otherwise indebted to, any officer, director, shareholder or any other Person not dealing at arm's length with the Company.  The Company is not a party to any contract with any officer, director, shareholder or any other Person not dealing at arm's length with the Company.  No officer, director or shareholder of the Company and no entity that is an affiliate or associate of one or more of such individuals:

(a)           owns, directly or indirectly, any interest in (except for shares representing less than 2% of the outstanding shares of any class of securities of any publicly traded company) or is an officer, director, employee or consultant of, any Person which is a lessor, lessee, client or supplier of the Company;

(b)           owns, directly or indirectly, in whole or in part, any property that the Company uses in the operation of Business; or

(c)           has any cause of action or any other claims whatsoever against or owes any amount to the Company.

3.23           Dividends or Distributions.  No dividends or other distributions on any of the shares in the capital of the Company have been authorized, declared or paid since the date of the Financial Statements and there has not been any direct or indirect redemption, purchase or acquisition of any such shares.

3.24           No Changes.  Since the Financial Statement Date, except as set forth on Schedule “3.24”, the Company has carried on business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

(a)           any issuance, sale, pledge, hypothecation, lease, disposition or Lien or agreement to do any of the foregoing with respect to any shares or other corporate securities or any right, option or warrant with respect thereto of the Company;

(b)           an amendment or proposal to amend its Articles or by-laws;

(c)           any split, combination or reclassification of any of its securities;

(d)           any material adverse change in the condition (financial or otherwise), Assets, liabilities, operations, earnings, business or prospects of the Company;

(e)           any damage, destruction or loss (whether or not covered by insurance) affecting the Assets or any failure to regularly maintain and repair the Assets in the ordinary course of business;

(f)           any issuance or sale by the Company or any contract entered into by the Company for the issuance or sale by the Company  of any shares in the capital of or securities convertible into or exercisable into shares in the capital of the Company;

(g)          any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Lien on or over any Assets;

(h)           any write-off as uncollectible of any Accounts Receivable or any portion thereof of the Company in amounts exceeding the allowance set out in the Financial Statements;

(i)           any cancellation of any other debts or claims or any amendment, termination or waiver of any other rights to the Company;

(j)           any material change in the accounting or tax practices followed by the Company

(k)          any material change adopted in the depreciation or amortization policies or rates or any material change in the credit terms offered to customers of or by suppliers to the Company;

(l)           any acquisition, transfer, assignment, sale or other disposition of any of the assets shown in the Financial Statements other than in the ordinary course of business;

(m)          any institution or settlement of any litigation, action or proceeding before any court or governmental body by or against the Company; and/or

(n)           the creation of any debts and/or liabilities whatsoever (whether accrued, absolute, contingent or otherwise) other than set forth in Schedule “F”.

3.25           Restrictive Documents.  Other than the Embargo, the Company is not subject to, or a party to, any charter, by-law or trust deed restriction, any Claim, any contract, any Lien or any other restriction of any kind or character which would prevent the consummation of the Transaction or the continued operation of the Business of the Company after Closing on substantially the same basis as heretofore operated or which would restrict the ability of the Buyer to acquire the Shares pursuant to this Agreement.

3.26           Title to Assets.  The Company now has and after Closing will have good and marketable title to or a valid leasehold interest in and now has and after Closing will have legal and/or beneficial ownership of or a valid leasehold interest in all of its Assets, free and clear of any and all Liens, subject to the Permitted Liens and save and except as set out in Schedule “3.26”.  The Embargo is fully and accurately described in Schedule “L” and the Seller has no information with respect thereto or with respect to the Tax Litigation, that has not been disclosed to the Buyer.  All of the tangible Assets of the Company are the assets and inventory appropriate and reasonably necessary for the conduct of the Business of the Company as currently carried on. There are no agreements, adverse interests or options to acquire or purchase the Assets or any portion thereof. No Person has any proprietary or possessory interest in the Assets other than as contemplated herein and no Person is entitled to any royalty or other payment or any other such products removed or produced from the Properties.

The Assets (which are listed on Schedules “A” and “B”), the Books and Records and the Technical Information together, as of the date hereof, comprise all of the assets, properties, mineral interests and rights of every type and description, real, personal and mixed, tangible and intangible, used by the Company in the operation of the Business.

The Company is not a partner, co-tenant, joint venture or otherwise a participant in any partnership, joint venture, co-tenancy, joint venture corporation or other similar jointly owned business and none of the Assets, and none of the Shares is subject to any right of first refusal or other pre-emptive right of any Person.

3.27           Properties.

(a)           Save and except as set out in Schedule “3.27”, the mining concessions forming a part of the Properties have been duly recorded at the Public Registry of Mining in the name of the Company.

(b)           Save and except as set out in Schedule “3.27”, the mining concessions forming a part of the Properties are in good standing and are valid and enforceable and free and clear of all Liens save and except for Permitted Liens and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under such mining concessions.  No other property rights are necessary for the conduct of the Business.  Except as set forth on Schedule “3.27”, all taxes and charges with respect to the Properties have been paid in full as of the date hereof.  All requisite minimum assessment work has been performed and reported on the Properties pursuant to the terms thereof in accordance with Applicable Law.

(c)           There are no existing, pending or threatened adverse claims or challenges against the Properties or to the ownership of, possession, operation, control, management or title to the Properties nor substances thereon or therefrom nor, to the knowledge of the Seller is there any basis therefor.

(d)           The Company has fully complied with all Applicable Laws with respect to the Properties and the Company has not received notice of any breach, violation or default with respect to the Properties.  The Company has full exploration rights with respect to the Properties.  All exploration work conducted by or on behalf of the Company on the Properties has been conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining, engineering and metallurgical practices and all such work, processes, undertaking and other operations are in compliance with all Applicable Laws, including without limitation, Environmental Laws.

(e)           There are no surface rights restrictions relating to the Properties and to the knowledge of the Seller, the Company and its representatives, servants, agents and contractors have effective and lawful access to the lands comprising the Properties such as shall permit the Company to complete exploration activities with respect to the Properties.

(f)           There are no adverse claims or challenges against, or to the ownership of, or title to, the Properties, the lands to which the Properties relate or any substances thereon, therein or therefrom, nor is there any basis therefor.  The Properties are not located in a Protected Natural Area (Area Natural Protegida) and to the best knowledge of the Seller, no such area is planned to be established.  To the best knowledge of the Seller, there are no indigenous people or communities that claim any rights over the surface lands where the Properties are located.

(g)           All information and data (including without limitation, all geological, geophysical and assay results and maps) in the Seller’s or the Company’s possession or under their respective control concerning the Properties and prior exploration and development work carried out thereon has been provided to the Buyer.

(h)           The Seller has no information or knowledge of any facts pertaining to the Properties or substances thereon, therein or therefrom not disclosed in writing to the Buyer which, if known to the Buyer, might reasonably be expected to deter the Buyer from completing the Transaction on the terms and conditions contained herein.

3.28           Intellectual Property Rights.  Except as set forth on Schedule “3.28”, any and all Intellectual Property Rights used by the Company in whole or in part in connection with the Assets or the Business are owned by or validly licensed to the Company and are in good standing.  Except as set forth on Schedule “3.28”, to the Seller’s knowledge, the conduct of the Business as currently conducted does not infringe upon the Intellectual Property Rights of any other Person.

3.29           Environmental Matters.  Except as set forth on Schedule “3.29”, each of the Properties are in compliance with the terms and conditions of all Permits and in compliance with all Environmental Laws and other requirements and there are no expropriation, condemnation or similar proceedings, actual or threatened, of which either of the Seller or the Company has received notice against any part or parts of the Properties.  All Permits are in full force and effect and there are no judicial or administrative proceedings pending or, to the Seller’s knowledge, threatened to revoke or change any of such Permits.  No notice, citation, summons, order or complaint has been received by the Seller or the Company, the Seller and the Company have received no notice that any penalty has been assessed and, to the Seller’s knowledge no investigation or review is pending or threatened by any Governmental Authority in each case with respect to any alleged violation of any applicable Environmental Law or regulation in respect of the Properties or any alleged failure to have any Permit required in connection with the Properties or any alleged violation to comply with any Permits, any generation, treatment, storage, recycling, transportation or disposal of any contaminant in connection with the Properties.

Neither the Seller nor the Company has received any request for information, notice or claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any contaminant in connection with the Properties.  Except as set forth on Schedule “3.29”, no contaminant has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (a “Release”) by the Seller or the Company or, to the Seller’s knowledge, any other party at, on or under the Properties contrary to any applicable Environmental Law and no oral or written notification of the Release of a contaminant has been filed by or on behalf of either the Seller or the Company in connection with the Properties which would subject the Company to corrective or response action or any other liability under any Applicable Laws, including without limitation, Environmental Laws.

There are no environmental charges, privileges or Encumbrances (the “Environmental Liens”) relating to the Properties and, to the knowledge of the Seller, no actions have been taken or are in process or pending which could subject the Properties to such Environmental Liens.

Neither the Seller nor the Company knows of any facts or circumstances related to Environmental matters relating to the Properties that could lead to any further Environmental Claims, liabilities or responsibilities except for the reclamation obligations set forth in the Permits.  The Company has kept records and made all filings required to be kept or made by it by all applicable Environmental Laws in respect of the Properties.  Except for reclamation obligations set forth in the Permits, neither the Seller nor the Company is aware of any such Release, emission, discharge, deposit, issuance, spraying, injection, inoculation, abandonment, burial, spilling, incineration, disposal, leaking, seeping, pouring, emptying, throwing, dumping, placing or exhausting of any contaminant which may subject the Properties to corrective or response action or any other liability under any Applicable Laws, including without limitation, Environmental Laws.  The Company has complied with all Orders received by it from and all requests for information made by the relevant Environmental protection authorities.

Except as set forth on Schedule “3.29”, there are no temporarily suspended mining operations or, to the Seller’s knowledge, abandoned projects which would require closure plans or site rehabilitation in respect of the Properties or operations thereon.

Neither the Seller nor the Company has received notice of: (i) any non-compliance of the Properties or the improvements or fixtures located thereon or the operation or maintenance thereof, with municipal, building or zoning Laws; or (ii) any work orders relating to or notices from any Governmental Authorities advising of any defects in the construction or state of repair of any improvements or fixtures on the Properties.

3.30           Insurance.  The only insurance the Company maintains is government sponsored Workmen’s Compensation. There are no Claims, actions, suits or proceedings arising out of or based upon any insurance of the Company and to the knowledge of the Seller, no basis for any such Claim, action, suit or proceeding exists. The Company is not in default with respect to any provisions contained in any such insurance which would adversely affect its rights to make any Claim under any such insurance.

3.31        Taxes.  The Buyer has received true, complete and correct copies of all Tax Returns of The Company for the fiscal years ended December 31, 2010 and December 31, 2009.  Except as reserved for in the Financial Statements or as set forth on Schedule “3.31”:

(a)           All Tax Returns which are due to have been filed by the Company in accordance with Applicable Law, have been duly filed by the dates prescribed by Law and are complete and accurate.  All Taxes, deposits or other payments for which the Company may have any liability arising prior to Closing have been paid in full or accrued as liabilities for Taxes on the books of the Company.  All instalments for Taxes which the Company may be required to make have been made on a timely basis. The amount so paid on or before the Closing Date together with any amounts accrued as liabilities for Taxes (whether accrued as currently payable or deferred taxes) on the books and in the Financial Statements will be adequate to satisfy all liabilities for Taxes of the Company in any jurisdiction in respect of the periods covered. There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company and there are no outstanding requests therefor.

(b)           Income tax assessments have been issued to the Company covering all past periods up to and including the fiscal year ended December 31, 2010.  All assessments or reassessments asserted as a result of any examination of any Tax Return have been paid by the Company, have been accrued on the books of the Company and in the Financial Statements or finally settled and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.

(c)           No claims, proposals, assessments or reassessments for any Taxes are being asserted or to the knowledge of the Seller, proposed or threatened and to the knowledge of the Seller, no audit or investigation of any return or report of Taxes is currently under way, pending or threatened.

(d)           There are no outstanding waivers or agreements by the Company or the extension of time for the assessment or reassessment of any Taxes or deficiency thereof nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any taxing authority.

(e)           There are no Liens for Taxes upon any Assets of the Company except Liens for current Taxes not yet due.

(f)           To the knowledge of the Seller there are no facts which exist or have existed which would constitute grounds for the assessment of any Taxes of the Company with respect to the periods which have not been audited by requisite taxing authorities.

(g)           Adequate provision, including provision in the deferred tax account has been made for all deferred and accrued Tax liabilities with respect to operations of the Company for the period ending on the Closing Date.

(h)           The Company has withheld from each payment made by it to any of its present or former officers, directors and to all other applicable Persons, the amount of all Taxes and other deductions required to be withheld therefrom and the Company has paid the same to the proper taxing or other authority within the time frame prescribed under any applicable legislation or regulation or, if not due, has made adequate provision in its respective Books and Records and financial statements therefor.

(i)           The Seller and the Company have no liabilities pursuant to the Tax Litigation.  Schedule “M” fully and accurately describes the terms thereof.

3.32        Schedules. The Schedules hereto contain full, complete and accurate lists and descriptions of the following as at the Closing Date:

(1)	Schedule “B”: All assets of the Company that do not form a part of the Properties.

(2)
Schedule “J”:  All Intellectual Property Rights that are directly or indirectly owned, licensed, used, required for use or controlled in whole or in part by the Company and all material licenses and other agreements allowing the Company to use the Intellectual Property Rights of other Persons.  The Intellectual Property Rights of the Company is sufficient for the conduct of the Business as currently conducted.

(4)
Schedule “K”:  The name and address of each bank, trust company or other financial institution in which the Company has an account and the names of all Persons authorized to draw thereon as well as all powers of attorney granted by the Company.

The Company has no purchase or sale commitments.

3.33          Certain Contracts and Commitment; No Employees.  The Company is not a party to any lease with respect to real or personal property or mining rights.  Except as set forth on Schedule “3.33”, the Company has no and has never had any employees or consultants.  Schedule “I” sets forth a list and description of all contracts, leases and licenses of the Company not included on any other Schedule.  The enforceability of each such contract will not be affected in any manner by the execution and delivery of this Agreement nor the consummation of the Transaction.  The Company is not in default and there does not exist any event that, with notice or lapse of time or both, would constitute an event of default by the Company under any of its contracts.  The Seller does not have knowledge of any breach or default by any other party to the contracts of the Company.  A true and complete copy of each such contract has been delivered to the Buyer.

For greater certainty and without limitation, except as set forth in Schedule “I” or otherwise herein, the Company is not a party to or bound by any contract.  The contracts set forth in the Schedules hereto do not provide the contracting party with any right to renegotiate or cancel such contract as a result of the Transaction.  Except as described in the Schedules, the Company is not a party to or bound by:

(1)	Any contract for the purchase of materials, supplies, equipment or services.

(2)	Any contract for the sale, license or provision of any assets or services.

(3)
Any trust indenture, mortgage, promissory note, loan agreement, guarantee or other contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles.

(4)	Any contract for charitable contributions.

(5)	Any contract not made in the ordinary course of business.

(6)	Any contract restricting in any manner the conduct of the business of the Company or the ownership or use of the Assets thereof.

(7)	Any contract involving the payment or receipt of US$5,000 or more in any 12 month period.

(8)	Any contract required to be disclosed on a Schedule to this Agreement that is not so disclosed.

3.34          Compliance with Laws. The Company has conducted and is now conducting business in compliance with all Laws applicable to the Business and the Company is not in default under any such Laws applicable to it.  Neither the Company nor any of its directors, officers, agents or other Persons acting on behalf of the Company have, directly or indirectly, used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payments on behalf of the Company to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, knowingly made any false or fictitious entry on the books or records of the Company or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment on behalf of the Company.

3.35          Books and Records.  The Seller has made available to the Buyer all current financial and mining projections and all material Books and Records in the possession of the Seller related to the Business or the Company.  Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business in accordance with standard business and mining industry practices and all material financial transactions relating to the Business have been accurately recorded in such Books and Records.

3.36          Business.  The Company has not carried on any business other than the Business.

3.37         Disclosure.  Except as set forth on Schedule “3.37”, the disclosed data is not inaccurate or untrue in any material respect.  The representations and warranties contained in this Agreement and the information contained in the Schedules and the documents listed therein or otherwise delivered by the Seller to the Buyer constitute full, true and plain disclosure of all material facts relating to the Company and do not omit to state any material fact.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows and acknowledges and agrees that the Seller is entering into this Agreement in reliance on such representations and warranties:

4.1           Organization and Good Standing.  The Buyer is a private company with limited liability duly incorporated, validly existing under the Laws of the Netherlands and has all necessary corporate power and capacity to enter into this Agreement.  The Buyer is not a resident of Mexico and has no permanent establishment in Mexico.

4.2           Authorization and Agreement.  The Buyer has good and sufficient power, authority and right to execute and deliver this Agreement and each other Transaction Document, and to perform fully its obligations hereunder and thereunder.  This Agreement has been and each of the Transaction Documents shall be, on or prior to the Escrow Deposit Date, duly executed and delivered by the Buyer and this Agreement constitutes, and each Transaction Document when so executed and delivered shall constitute, legal, valid and binding obligations of the Buyer, enforceable against it in accordance with its terms.

4.3           No Conflicts.  Neither the execution and delivery of this Agreement and the Transaction Documents, the consummation of the Transaction nor compliance with any of the provisions hereof or thereof shall: (i) conflict with, or result in the breach of, any provision of the organizational documents of the Buyer; (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Buyer is a party or by which it or any of its properties or assets is bound or subject; or (iii) constitute a violation of any Law, ruling or regulation applicable to the Buyer or any of its subsidiaries.

4.4           Consents.  No consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents, the consummation of the Transaction or the compliance by the Buyer with any of the provisions hereof or thereof.

4.5           Litigation. There is no Legal Proceeding pending or, to the knowledge of the Buyer, threatened, that challenges the validity of this Agreement or any Transaction Document, or the Transaction or any action taken or to be taken by the Buyer in connection herewith or therewith.  There are no Legal Proceedings outstanding, pending or, to the knowledge of the Buyer, threatened or anticipated, to which the Buyer is a party or which could reasonably be expected to affect closing of the Transaction.  There is no outstanding or, to the knowledge of the Buyer, any threatened or anticipated Order of any Governmental Authority against, affecting or naming the Buyer.

4.6           Acts of Bankruptcy.  The Buyer is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have itself declared bankrupt or wound-up, has not taken any proceedings to have a receiver appointed of any part of its assets and at present, no encumbrancer or receiver has taken possession of any of its property and no execution or distress is enforceable or levied upon any of its property and no petition for a receiving order in bankruptcy is filed against the Buyer.

4.7           No Brokers.  All negotiations relating to this Agreement and the Transaction have been carried on by the Buyer directly with the Seller without the intervention of any other Person on behalf of the Buyer in such manner as to give rise to any valid Claim against the Seller for a brokerage commission, finder's fee or other like payment and the Buyer will indemnify and save harmless the Seller of and from any such Claim.

ARTICLE 5

MATTERS AS TO REPRESENTATIONS AND WARRANTIES

5.1           Interpretation.  Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party.

5.2           Qualification of Representations and Warranties.  Any representation or warranty made by a Party as to the enforceability of this Agreement and/or any Transaction Document against such Party is subject to the following qualifications:

(a)           specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b)           enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

ARTICLE 6

COVENANTS

6.1           Access to Information.  From the date hereof until the Closing in escrow, upon reasonable advance notice to the Seller and during normal business hours, the Company and its officers, directors, employees, auditors and agents shall afford the officers, employees and agents and representatives of the Buyer reasonable access, during normal business hours, to the offices, Assets and Books and Records of the Company and shall furnish to the officers, employees and authorized agents and representatives of the Buyer such available additional financial and operating data and other information regarding the Business as the Buyer may from time to time reasonably request.

6.2           Further Action.  Until the Closing in escrow, the Parties shall use their reasonable commercial efforts to cause and facilitate the prompt satisfaction of all conditions in Article 8. From and after the Closing in escrow, all of the Parties shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Transaction Documents and to give effect to the Transaction.

6.3           Material Adverse Change.  Until the Closing in escrow, the Seller shall not, nor shall the Seller permit the Company to take or cause to be taken any action reasonably likely to result in a material adverse change in or to the Assets or the condition of the Business of the Company or sell, transfer or dispose of any interest in or right to any part of the Assets or the Business.

6.4           Liens, Debts, Liabilities.  Until the Closing in escrow, the Seller shall not, nor shall the Seller permit the Company to, suffer or permit any Lien, other than Permitted Liens, to attach to or affect any of the Shares, the Business or the Assets or any of their respective rights, title or interests therein or thereto, or incur or assume any debt, liability or obligation for borrowed money of any nature whatsoever, or incur any other debt, liability or obligation, except in the ordinary course of business and the Business shall be carried on in the ordinary course.

6.5           Assumptions, Guarantees, Etc.  Until the Closing in escrow, the Seller shall not permit the Company to directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any debt obligation or other liability of any Person.

6.6           Investments in Other Persons.  Until the Closing in escrow, the Seller shall not permit the Company, directly or indirectly, to: (a) make any loan or advance to any Person; or (b) purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any Person, other than in the ordinary course of business or as required to satisfy the conditions to Closing of the Transaction.

6.7           Mergers, Etc.  Until the Closing in escrow, the Seller shall not permit the Company to directly or indirectly, merge, amalgamate or consolidate with any Person or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its respective Assets (whether now owned or hereafter acquired) to any Person, or acquire (whether in one transaction or in any series of transactions) all or substantially all of the assets of any Person without the prior written consent of the Buyer.

6.8           Restriction on Dividends and Redemptions.  Until the Closing in escrow, the Seller shall not permit the Company to declare, order, pay or make any dividend or other distribution, directly or indirectly, in respect of any Shares.

6.9           Hedging Commitments.  Until the Closing in escrow, the Seller shall not permit the Company to enter into any foreign exchange or interest hedging agreement in respect of the Business or any forward commitment for the sale or purchase of gold or silver, including any metals or minerals hedging agreement in respect of the Business.

6.10         Injunctions.  If any court having jurisdiction over any of the Buyer, the Seller or the Company issues any Order before the Closing Time which would prohibit or materially restrict or hinder the Closing, the Party or Parties subject to such Order shall, at its or their own expense, use reasonable commercial efforts and take such actions as are necessary to have such Order dissolved or otherwise eliminated as promptly as possible and, in any event, prior to the Closing Time.

6.11          Cooperation.  Each of the Buyer and the Seller shall cooperate with the other Party in order to facilitate and permit the Closing in escrow to occur, including with respect to the requisite Governmental Authority approvals.  In particular, and subject to obligations of confidentiality, the Buyer and the Seller shall and shall cause the Company to provide to any Persons whose consent is required to permit the Transaction all such information as may be reasonably required by such Persons.

6.12          Actions to Satisfy Closing Conditions.  Each Party shall take all such action as is within its power to control and shall use its reasonable commercial efforts to cause other actions to be taken which are not within its power to control, to the extent not otherwise provided for herein, so as to ensure compliance with all conditions which are for the benefit of any other Party.  The Parties will cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

6.13          Continuing Access and Investigations. From the date of execution of this Agreement until Closing in escrow, the Buyer shall be entitled to continue to access the Properties and the Seller shall continue to make available to the Buyer and its professional advisors and legal counsel all information relating to the Properties and the Company as well as access to the Seller’s professional advisors and legal counsel, all so as to enable the Buyer to check the accuracy and veracity of the Seller’s representations and warranties and covenants set forth in this Agreement.

6.14          Intercompany Indebtedness.  The Seller shall cause the Company to do all such acts and things as shall be required to extinguish the Intercorporate Indebtedness in accordance with best practices and applicable Law and in a manner that is tax neutral to the Company and shall advise the Buyer as to the number of ADIT Shares it shall acquire on Closing, which for greater certainty and without limitation, shall be equal to 100% of the issued and outstanding shares of the Company (when combined with the RTL Share).

6.15           Escrow Period.  For greater certainty and without limitation, from the Escrow Deposit Date until the escrow is terminated  pursuant to the terms and conditions of the Escrow Agreement, the Seller and its nominee representatives of the Company shall have no authority to take any actions or to do any acts or things with respect to the Company, it being understood and agreed that pursuant to the Interim Power of Attorney, the Buyer (alone) shall have (limited) rights with respect to the Company.  For greater certainty and without limitation, until termination of the escrow either by reason of Closing occurring out of escrow or termination of this Agreement, the Company shall not carry on business, shall not make any expenditures, shall not incur any indebtedness or create any encumbrances, shall not issue any additional shares and during the escrow period, the Seller shall have no rights to nominate board members or elect officers, the escrow period being a period of full and complete stasis or stand still.

ARTICLE 7

CONDITIONS OF CLOSING IN ESCROW

7.1           Conditions of the Buyer’s Obligations.

The obligations of the Buyer under this Agreement to complete the purchase of the Shares is subject to the satisfaction of all of the following conditions on or by the Closing Date, each of which condition is for the benefit of the Buyer and any of which conditions may be waived by the Buyer in whole or in part:

(a)           all representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as if made on the Escrow Deposit Date except for those representations and warranties which are already qualified as to materiality which must be true and correct in all respects;

(b)           no Law or Governmental Order by any Governmental Authority, nor any Order of any court under any Applicable Law nor any Legal Proceeding, shall have been entered, issued or commenced which is in effect or is outstanding and has the effect, or seeks an Order having the effect, of making the sale of the Shares under this Agreement to the Buyer illegal, or otherwise prohibiting consummation thereof or of the Transaction;

(c)           the Seller and the Company shall have taken all necessary corporate action to cause, upon Closing in escrow, the resignation of each director and officer of the Company, and the replacement of each such director or officer by a designee of the Buyer;

(d)          the Buyer shall have received proof, to its reasonable satisfaction, that the Intercorporate Indebtedness has been extinguished in full, in a manner that is satisfactory to the Buyer;

(e)          the Seller shall have cancelled all of the Adit Held Securities which shall be surrendered by Yamana Gold Inc. on the Escrow Deposit Date.

(f)          the Seller shall have performed all of its covenants and agreements hereunder to be performed on or prior to the Escrow Deposit Date, and shall have delivered or caused to be delivered at the Closing in escrow:

(i)
a certified copy of the resolutions of the board of directors and shareholders of the Seller approving the execution, delivery and performance of this Agreement, the Transaction Documents and the Transaction;

(ii)
a certificate of an officer of the Seller dated as of the Escrow Deposit Date stating that the representations and warranties herein of the Seller are true and correct in all material respects as of the Escrow Deposit Date except for any representations and warranties which are already qualified as to materiality which must be certified as being true and correct in all respects and that the Seller has performed, in all material respects, its covenants and agreements to be performed hereunder on or prior to the Escrow Deposit Date and as to the stockholders of the Seller especially as pertains to any stockholder consent resolution of ADIT delivered by ADIT;

(iii)	a certificate of an officer of the Seller, dated as of the Escrow Deposit Date, in form and substance reasonably satisfactory to the Buyer, as to:

(A)           the validity of the organizational documents of the Seller and the Company; and

(B)           the incumbency and validity of the signatures of the officers of the Seller and the Company who executed this Agreement or any other Transaction Documents;

(iv)	the Amermin Side Letter, as executed by all parties thereto other than the Buyer;

(v)	the Escrow Agreement, as executed by all parties thereto other than the Buyer;

(vi)	the Embargo Power of Attorney, executed by Amermin;

(vii)	the Interim Power of Attorney executed by the Company;

(viii)
a legal opinion of United States counsel to the Seller, subject to reasonable qualifications and assumptions as to corporate matters including due authorization of this Agreement by Seller and the enforceability of this Agreement as against the Seller, in form and substance satisfactory to the Buyer, acting reasonably; and

(ix)
such other approvals, documents, instruments, conveyances, transfers and certificates dated as of the Escrow Deposit Date, as would be usual in completing transactions of the nature contemplated by this Agreement and the Transaction Documents.

(g)	the Buyer shall have received full and final releases of the Seller and RTL and all of the resigning directors and officers of the Company;

(h)	RTL shall have transferred the RTL Share for consideration equal to US1.00 to Yamana International Holdings Coöperatie U.A. or any other transferee designated in writing by the Buyer; and

(i)	RTL shall have delivered a duly executed certificate in form and substance satisfactory to the Buyer, making those representations and warranties with respect to RTL and the RTL Share as follows:

(i)	RTL has good and sufficient power, authority and right to transfer the RTL Share;

(ii)
the transfer by RTL of the RTL Share  does not: (i) conflict with any agreement to which RTL is a party; (ii) constitute a violation of, or give rise to the right to commence any Legal Proceeding under, any Law, ruling or regulation applicable to RTL; or (iii) result in the creation of any Lien upon the RTL Share;

(iii)
there are no consents of Governmental Authorities or other Persons which are required to permit the transfer by RTL of the RTL Share. No other consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority, or any other Person is required on the part of RTL to transfer the RTL Share;

(iv)
there is no Legal Proceeding pending or, to the knowledge of RTL, threatened, that challenges the validity of the transfer by RTL of the RTL Share. There is no outstanding or, to the knowledge of RTL, any threatened or anticipated Order of any Governmental Authority against, affecting or naming RTL or the RTL Share;

(v)
RTL is not insolvent, has not proposed a compromise or arrangement to his creditors generally, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have himself declared bankrupt or wound-up, has not taken any proceedings to have a receiver appointed of any part of his assets and at present, no encumbrancer or receiver has taken possession of any of his property and no execution or distress is enforceable or levied upon any of its property and no petition for a receiving order in bankruptcy is filed against RTL; and

(vi)	RTL legally and beneficially owns an undivided 100% interest in and to the RTL Share, free and clear of any and all Liens.

7.2          Conditions of the Obligations of the Seller.  The obligations of the Seller under this Agreement to complete the sale of the ADIT Shares are subject to the satisfaction of all of the following conditions on or by the Escrow Deposit Date, each of which conditions is for the benefit of the Seller, any of which conditions may be waived, in whole or in part, by the Seller:

(a)          all representations and warranties made in this Agreement by the Buyer shall be true and correct in all material respects as if made on the Escrow Deposit Date, except for any representations and warranties which are already qualified as to materiality which must be true and correct in all respects;

(b)           no Law or Governmental Order by any Governmental Authority, nor any Order of any court under any Applicable Law, shall have been entered or issued which is in effect and has the effect of making the sale of the Shares under this Agreement to the Buyer illegal, or otherwise prohibiting consummation thereof or of the Transaction;

(c)          the Buyer shall deliver to the Seller the certificates representing the ADIT Held Securities, together with duly executed securities transfers; and

(d)          the Buyer shall have performed in all material respects all of its covenants and agreements hereunder to be performed on or prior to the Escrow Deposit Date and shall deliver or cause to be delivered at the Closing:

(i)	a certified copy of the enabling power of attorney of the Buyer approving the execution, delivery and performance of this Agreement, the Transaction Documents and the Transaction;

(ii)
a certificate of a director of the Buyer, dated as of the Escrow Deposit Date that, to the best of such director’s knowledge and except as such officer may therein specify, the representations and warranties herein of the Buyer are true and correct in all respects as of the Escrow Deposit Date, except for any representations and warranties which are already qualified as to materiality which must be certified as being true and correct in all respects and that the Buyer has performed, in all material respects, its covenants and agreements to be performed hereunder on or prior to the Escrow Deposit Date;

(iii)
a certificate of a director of the Buyer, dated as of the Escrow Deposit Date, in form and substance reasonably satisfactory to the Seller, as to the performance of the covenants, agreements and obligations of the Buyer to be performed or completed at or before the Closing;

(iv)
a certificate of a director of the Buyer, dated as of the Escrow Deposit Date, in form and substance reasonably satisfactory to the Seller as to the incumbency and valid signatures of the directors of the Buyer who executed this Agreement or any other Transaction Documents;

(v)	the Buyer shall have executed and delivered the Escrow Agreement as the last signatory thereto;

(vi)	the Buyer shall have executed and delivered the Amermin Side Letter as the last signatory thereto;

(vii)
legal opinions of counsel in the Netherlands and in the United States to the Buyer, subject to reasonable qualifications and assumptions as to corporate matters including due authorization of this Agreement as against the Buyer, in form and substance satisfactory to the Seller, acting reasonably; and

(viii)
such other approvals, documents, instruments, conveyances, transfers or certificates dated as of the Closing Date, as would be usual in completing transactions of the nature contemplated by this Agreement and the Transaction Documents or as are, in the opinion of counsel for the Seller, reasonably necessary or desirable to consummate the transactions contemplated hereby; and

(e)           the Buyer shall have executed and delivered the Share Pledge Agreement.

ARTICLE 8

TERMINATION

8.1           Grounds for Termination.  This Agreement may be terminated at any time prior to the Escrow Deposit Date:

(a)           by the mutual written agreement of the Buyer and the Seller;

(b)           by the Buyer if any of the conditions in section 7.1 has not been satisfied as of the Escrow Deposit Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or prior to the Escrow Deposit Date;

(c)           by the Seller, if any of the conditions in section 7.2 has not been satisfied as of the Escrow Deposit Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with their respective obligations under this Agreement) and the Seller have not waived such condition on or prior to the Escrow Deposit Date;

(d)           by the Buyer if, prior to the Closing Time, there occurs any destruction or damage by fire or other cause or hazard to any material amount of the Assets or to any Assets material to the Business, or if any material amount of the Assets or any Assets material to the Business or any part of them are expropriated or forcefully taken by any Governmental Authority or if notice of intention to expropriate a part of any Assets material to the Business has been filed in accordance with Applicable Law;

(e)           by either the Buyer or the Seller if the Closing in escrow shall not have occurred on or prior to March 30, 2012; or

(f)           by the Buyer if as a result of its continuing access and investigations, the Buyer shall ascertain that a representation and warranty or covenant of the Seller contained in this Agreement shall be untrue as of Closing in escrow on the Escrow Deposit Date or shall not be complied with as of Closing in escrow on the Escrow Deposit Date.

For greater certainty and without limitation, this Agreement shall also be subject to termination as provided in the Escrow Agreement.  However, once the Closing Documents as contemplated therein are deposited in escrow pursuant to the Escrow Agreement, the only grounds for termination of this Agreement shall be as set forth in the Escrow Agreement.

8.2           Effect of Termination.  If this Agreement is terminated as permitted under section 8.1, such termination shall be without liability to any Party or any affiliate, shareholder, director, officer or representative of such Party, except for liability arising from a wilful or negligent breach of this Agreement.  On termination, Article 11 shall survive.

ARTICLE 9

INDEMNIFICATION

9.1           Indemnification by the Buyer.  The Buyer hereby agrees to indemnify the Seller against and agrees to hold the Seller harmless from any and all damages, claims, losses, liabilities, fines, penalties and expenses (including reasonable legal fees) (a “Claim”) incurred or suffered by any of them arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement or any Transaction Document.

9.2           Indemnification by the Seller.  The Seller hereby agrees to indemnify the Buyer and its directors, officers, employees and agents against and agree to hold them harmless from any and all Claims incurred or suffered by any of them arising out of: (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Seller under this Agreement; or (ii) any failure of the Seller to file the requisite tax return with respect to the completion of the Transaction and the payment of applicable tax pursuant to the (Mexican) Income Tax Law (Ley del Impuesto Sobre la Renta).

9.3           Claims of Indemnity.  Any indemnified Party under this Article 9 shall give prompt notice to the indemnifying Party or Parties of any claim, action, proceeding or circumstances that could reasonably give rise to such a Claim.  Inadvertent failure to give such prompt notice will not preclude the indemnified Party from pursuing the claim unless and to the extent that the indemnifying Party is materially prejudiced by such failure.  The indemnifying Party shall have the right, upon written notice to the indemnified Party, at its own expense and in the name of the indemnified Party or otherwise, to defend and dispute any Claim made, or any matter on which a Claim could be made, by a third party in respect of which a notice has been given by the indemnified Party under this section and may retain legal counsel to have conduct of any proceeding relating to such a Claim.  The indemnified Party may employ separate counsel with respect to any such Claims brought by a third party and participate in the defence thereof, provided that the fees and expenses of such counsel shall be the responsibility of the indemnified Party unless the indemnifying Party fails to assume the defence of such Claim on behalf of the indemnified Party within ten days of receiving notice of such claim or the employment of such counsel at the indemnifying Party’s expense has been authorized by the indemnifying Party, in either of which cases the indemnifying Party shall not have the right to assume the defence of such suit on behalf of the indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel for the indemnified Party.  For the purpose of confirming or disputing such a claim, the indemnified Party shall provide full and complete disclosure to the indemnifying Party and complete access to and right of inspection by the representatives of the indemnifying Party of all documents and records in the possession or control of the indemnified Party relating to such Claim.  If requested by the indemnifying Party, the indemnified Party shall provide reasonable assistance to the indemnifying Party in disputing or defending such Claim, provided that any material amount of assistance shall be at the expense of the indemnifying Party.  If any security is required to be provided for the purpose of defending or contesting any such Claim, including without limitation, any appeal of any judgment, the indemnifying Party shall provide such security and all monies or property representing such security received by the indemnified Party as a result of a successful defence or contestation shall be held in trust by the indemnified Party for the benefit of the indemnifying Party and shall be remitted to the indemnifying Party on demand.  Neither the indemnified Party nor the indemnifying Party shall settle, compromise or pay any Claim for which indemnity is sought hereunder except with the prior written consent of the other, such consent not to be unreasonably withheld, unless otherwise ordered to do so by a court of competent jurisdiction.

9.4           Agency for Representatives.  Each of the Buyer and the Seller agrees that it accepts each indemnity in favour of any of its respective directors, officers, employees or agents, as the case may be, as agent and trustee of that director, officer, employee or agent.  Each Party agrees that the Buyer and the Seller may enforce an indemnity in favour of any of that Party’s directors, officers, employees or agents.

9.5           Limitations.  Notwithstanding anything else in this Agreement:

(a)          the amount which an indemnifying Party is required to pay in respect of a Claim pursuant to this Article shall be reduced by any foreign or local Tax benefit to the indemnified Party applicable to the amount of the Claim (calculated on a net present value basis by the indemnified Party, acting reasonably) and by the amount of any insurance proceeds available to the indemnified Party in respect of the Claim; and

(b)          in no event will any Party be liable for any indirect, consequential, special or incidental damages, including without limitation, damages resulting from loss of profits.

9.6           Survival of Representations and Warranties.  The representations and warranties of each of the Parties set forth herein or in any Transaction Document shall survive for a period of two years from the Closing Date provided that (a) representations and warranties in respect of warranties in respect of Tax matters shall survive so long as assessments or reassessments can be made by the applicable Taxing authorities in respect thereof, and (b) the representations and warranties made by the Buyer pursuant to Section 2.3(c), if applicable, shall survive for a period of two years following the Buyer’s delivery of the certificate as contemplated in such section.  However, the indemnity contained in section 9.2(ii) shall not be subject to any time limit and shall be for an indefinite period of time.

9.7           Exclusive Rights.  The rights of indemnity set forth in this Article are intended to be and will be the sole and exclusive right and remedy of the Parties in respect of any Claim under this Agreement, any Transaction Document and the Transaction contemplated hereby and thereby.

9.8           Set Off.  The Buyer shall have the right to set off first as against any or all of the Second Cash Payment, the Advance MII Payment, the MII Payment, the New MII Ounces Payment and the Third Cash Payment, any amounts that may be owing by the Seller further to indemnification Claims the Buyer that have against the Seller pursuant to section 9.2, all until the amount of any such Claim has been completely set off.  The foregoing shall not constitute a waiver by the Buyer of any of its rights and remedies under this Agreement.  Under no circumstances shall the aforesaid payments be the sole source against which the Buyer may seek indemnification for Claims and the Buyer’s right to indemnification shall not be deemed a limitation on the indemnification obligation of the Seller pursuant to section 9.2.  If the Buyer chooses to offset any indemnification Claim against amounts otherwise due hereunder, and the Seller disputes and ultimately prevails in such dispute of the applicable Claim, the Seller shall be entitled, in addition to the prompt payment of the offset amount, from the Buyer (unless the Seller has already recovered any such amounts from a third Party).  The Buyer shall also pay the Seller’s reasonable legal fees and expenses incurred in the dispute of such claim.

ARTICLE 10

FORCE MAJEURE - GENERAL

10.1           Force Majeure

No Party shall be liable to any other Party or be considered to have breached this Agreement for any failure or delay in performing any of its obligations under this Agreement caused by or arising out of any act of Force Majeure; provided that the Party asserting Force Majeure gives notice to the other Parties of such occurrence within ten Business Days after the later of the date (the “FM Commencement Date”) on which the act of Force Majeure commences or is actually discovered by the Party asserting Force Majeure.  Settlement of strikes or labour disputes shall be entirely within the discretion of the Party experiencing the difficulty acting in good faith. No right of any Party shall be affected by failure or delay of that Party to meet any provision or term of this Agreement, where such failure or delay is primarily caused by any event of Force Majeure and all time periods and dates provided for in this Agreement shall be extended by a period equal to the time between the FM Commencement Date and 20 Business Days after the termination of the Force Majeure.

ARTICLE 11

GENERAL PROVISIONS

11.1           Expenses.  The Seller and the Buyer shall each bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents and the Transaction.

11.2           Public Announcements.  The terms of this Agreement shall be treated as confidential and shall not be disclosed, without the prior written consent of the other Parties to any other Person, except as required by Applicable Law or to obtain necessary approvals by a Party’s stockholders.  If a Party or its Affiliate shall seek to make such disclosure, the Party shall first consult with the other Parties prior to such Party or its Affiliate making such statement or press release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or press release which is satisfactory to the Parties. A Party or its Affiliate shall be permitted to issue a public statement or press release where the Party or its Affiliate is required by Applicable Law and where the Party or its Affiliate has first used all such reasonable efforts to come to agreement with the other Parties as to the text of such statement or press release.

11.3           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or by such other means or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to the Seller:

ADIT Resources Corp.
                                                75 Llama Ct.
                                                                Reno, NV  89511

Attention: Robert R. Wheatley
Facsimile: (775) 851-7577
Email:  rrwheat@att.net

With a copy, which shall not constitute notice, to:

Holland & Hart LLP
5441 Kietzke Lane, Second Floor
Reno, NV  89511

Attention: David Garcia
Facsimile: (775) 786-6179
Email:  dgarcia@hollandhart.com

If to the Buyer, to:

Yamana Gold Inc.
200 Bay Street, Suite 2200
Royal Bank Plaza, North Tower
Toronto, ON, M5J 2J3

Attention: Greg McKnight
Fax No.:  (416) 815-0021
                Email: gmcknight@yamana.com

With a copy, which shall not constitute notice, to:

Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street West
Toronto, ON  M5H 3C2

Attention:  Mark Bennett
Facsimile: (416) 350-6933
Email:  mbennett@casselsbrock.com

11.4           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not fundamentally changed.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

11.6           Assignment.  The Buyer shall be entitled to assign and transfer any or all of its rights under this Agreement, the Shares of the Properties to any wholly owned Affiliate of the Buyer, and such wholly owned Affiliate shall have the right to assume and take by assignment any or all of such rights and each of the Buyer and such Affiliate shall be entitled to enforce such rights on a joint and several basis provided that the Buyer shall continue to be liable for the obligations of any such assignee.  Subject to the foregoing, no Party may transfer any of its rights or obligations hereunder, nor may the Buyer transfer the Shares or the Properties, without the prior written consent of the other Parties.  Any assignment or transfer in violation of this section shall be null and void.  Notwithstanding the foregoing, the Buyer’s obligations not to transfer the Shares or the Properties shall terminate upon: (i) closing on the Termination Closing Date; or (ii) if the Buyer has not exercised the Termination Option, the Buyer has paid the Advance MII Payment, the Second Cash Payment and the Third Cash Payment.

11.7           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8           Waiver, Discharge, Amendment, Etc.  This Agreement may not be released, discharged, abandoned, changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties including without limitation, by their duly authorized officers or representatives.  The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.9           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada.  Save as otherwise expressly provided herein, all Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the federal or state courts located in Washoe County, Nevada, and the Parties hereby irrevocably and unconditionally submit and attorn to the exclusive jurisdiction of such courts for any Legal Proceedings, suits, or proceedings arising out of or relating to this Agreement and the Transaction (and the Parties each agree not to commence any Legal Proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document to its address set forth above in accordance with the laws of the State of Nevada shall be effective service of process of any Legal Proceeding, suit or proceeding brought against it in any such court.  The Parties each hereby irrevocably and unconditionally waive any objection to personal jurisdiction of or the laying of venue of any Legal Proceeding arising out of this Agreement or the Transaction in such courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum or that such court lacks personal jurisdiction over the Party.  The Parties each waive any rights they may have to a jury trial.  Based on the foregoing, each of the Parties irrevocably waives any rights they may have to invoke another jurisdiction, whether as a result of its present or future domicile or for any other reason whatsoever.

11.10           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11           No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

11.12           Language.  The Parties have expressly required that this Agreement and all documents and notices relating hereto be drafted in English.

SIGNATURE BLOCKS APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in counterparts all as of the date hereof.

ADIT RESOURCES CORP.

Per:	/s/ Robert R Wheatley
Name: Robert R Wheatley
Title: President

AMERICAN COPPER MINING S.A. DE C.V.

Per:	/s/ Robert R Wheatley
Name: Robert R Wheatley
Title: Administrador Unico

YAMANA MEXICO HOLDINGS B.V.

Per:	/s/ Mextrust B.V.
Name: Mextrust B.V.
Title: Director

Per:	/s/ Charles B. Main
Name: Charles B. Main
Title: Director

Schedule “A”

Properties

A.           The following map shows the limits of the concessions owned by the Company (red):

Schedule “B”

Other Assets

1.           Mining concessions comprising the Property and granted by the Mexican Government are described as follows:

Name Of The Lot Covered By The Mining Concession	Concession Title Number	Area Of The Concession In Hectares
El Picacho	161838	21.0000
Unificacion Rey De Oro	206327	495.3292
Mis Recuerdos	214776	2.1708
Picacho II	218818	448.5564
Dos Amigos	222511	24.4306
Picacho II	222789	4.9217
El Picacho I	222925	2,155.6890
Creston	226154	84.0000
Picacho Fracc. I	230553	3,813.2627
Picacho Fracc. II	230554	3.8639
Picacho Fracc. III	230555	6.3448
These concessions are shown on the Map on Schedule A.

2.	Mine Lamps – 7

3.	Mine Lamp charger for 5 mine lamps – 1

4.	Mine Lamp charger, portable – 4

5.	Award/Phoenix Technologies (2GB) Computer – 1

6.	Printer - 1

7.
Technical data regarding the concessions on the Property (Combined from Adit Resources Corp., Lateegra Gold Corp., La Camera Mining Inc., Tara Gold Resources Corp., Tara Minerals Corp., Cia Minera La Esquadra S.A. De C.V., and Mexicana De Cobre, S.A. de C.V.)

a.	Assays

b.	Drill logs

c.	Maps – geologic, geochemical, geophysical, topography, land

d.	Cross-sections

e.	Reports – internal, consultants, environmental, resources

f.	Field notes – geologic, surveying

g.	Production reports

h.	MapInfo two-dimensional data electronic files

8.	Core samples, 50% splits – 14 holes, 2,570 meters,

9.	Hand shake agreement with surface landowner – Jose Adolfo Salazar (refer to Schedule J – Contracts)

Schedule “C”

Share Pledge Agreement

This share pledge agreement dated April 4, 2012 made by Yamana Mexico Holdings B.V., a private company with limited liability and incorporated pursuant to the laws of the Netherlands ("Dutchco") and Yamana International Holdings Cooperatie U.A. a cooperative established pursuant to the laws of the Netherlands (the "Nominee") to and in favour of Adit Resources Corp. (the "Secured Party");

WHEREAS Dutchco and the Nominee (collectively, the "Buyers") are the legal and beneficial owners of 10,000 Series A Common Shares and 5,352,159 Series B Common Shares (the "Pledged Shares") in the capital of American Copper Mining S.A. de C.V., a company incorporated pursuant to the laws of Mexico (the "Company");

AND WHEREAS pursuant to a share purchase agreement as of even date between Dutchco and the Secured Party (pursuant to which the Buyers acquired the Pledged Shares) (the "Share Purchase Agreement'), Dutchco agreed that it was responsible for the obligations mentioned in section 2.3(f~ of the Share Purchase Agreement (the "Buyer's Obligations"), to take effect on the date hereof;

AND WHEREAS the Nominee also agrees to be responsible for the Buyer's Obligations and executes this Agreement to pledge its shares in the capital of the Company to the Seller, together with Dutchco;

AND WHEREAS the Buyers have delivered the Pledged Shares to the Secured Party;

AND WHEREAS all capitalized terms when not otherwise set forth in this Agreement shall have the respective meanings ascribed thereto in the Share Purchase Agreement;

NOW THEREFORE, in consideration of the foregoing premises, the Buyers and the Secured Party do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION
1.1	Successors, Etc. In this Agreement:

(a) each reference to gender includes all genders and to the singular will include the plural and the plural the singular as the context requires;

(b) reference to any body corporate includes successors thereto, whether by way of amalgamation or otherwise;

(c) reference to any statute, enactment or legislation or to any section or provision thereof includes a reference to any order, ordinance, regulation, rule or by-law or proclamation made under or pursuant to that statute, enactment or legislation and all amendments, and any modifications, consolidations, re-enactments or replacements thereof or substitutions therefore from time to time;

(d) reference to any agreement, instrument or other document means such agreement, instrument or other document, as the same may from time to time beamended, supplemented or restated; and

(e) its division into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof.

ARTICLE 2
SECURITY

2.1 Grant of Security. With effect as of the date hereof, but subject to the provisions of section 2.8, the Buyers hereby create a first priority pledge over the Pledged Shares in favor of the Secured Party (the "Pledge"). As per Article 36 of the Ley General de Titulos y Operaciones de Credito of Mexico (the "Mexican AcY') the Pledge includes all the rights granted by the Pledged Shares, including, without limitation, the Buyers' right, title and interest in and to the following (collectively, the "Collateral", all references thereto herein including any part thereof:

(a) Any document, share certificate and instrument which confirms or evidences the Pledged Shares (collectively, the "Certificates"), together with any voting rights, share rights, rights to subscribe, dividends and other distributions and any other rights to which the holders of the Pledged Shares may be entitled (collectively, the "Shareholder Rights"); and

(b) proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in this section 2.1 or the proceeds therefrom, including without limitation, directly or indirectly, from any sale or other disposition of or dealing with the Pledged Shares, the Certificates or the Shareholder Rights.

2.2 Obligations Secured. The Pledge secures as of the date hereof the Buyer's Obligations.

2.3 Attachment. The Buyers and the Secured Party by their execution hereof acknowledge that (i) the Pledge is created in accordance with paragraph II of Article 334 of the Mexican Act, through: (a) endorsement in pledge in favor of the Secured Party of the certificates representing the Pledged Shares, (b) delivery to the Secured Party of the certificates representing the Pledged Shares, duly endorsed in pledge in favor of the Secured Party, and (c) registration of the Pledge in the share registry book of the Company, in favor of the Secured Party; (ii) the Buyers have delivered to the Secured Party the certificates representing the Pledged Shares duly endorsed in pledge; hereby deliver a certified copy of the entry made in the share registry book of the Company evidencing the Pledge and pursuant to Article 337 of the Mexican Act, this Agreement shall serve as receipt by the Secured Party of the certificates representing the Pledged Shares; (iii) the Buyers have rights in the Collateral (other than after-acquired Collateral); and (iv) the Buyers have received a duplicate original copy of this Agreement.

2.4 Nature of the Pledge. It is expressly acknowledged by the Buyers that, notwithstanding any right or authority granted to the Buyers herein or in any other agreement or instrument to deal with the Collateral, it is the intention of the Buyers and the Secured Party that: (i) effective as of the date hereof, the Pledge will operate and be construed as a fixed and specific charge of all Collateral in respect of which the Buyers currently have rights, and as a fixed and specific charge of all after-acquired Collateral which will attach forthwith upon the Buyers acquiring rights therein, and (ii) the Pledge will neither operate nor be construed as a floating charge.

2.5 The Secured Party's Care and Custody of Collateral. As set forth in Article 338 of the Mexican Act ,the Secured Party will be obligated to collect, dispose of, realize, protect or enforce any of the Buyers' right, title and interest in and to the Collateral or to institute proceedings for the purpose thereof and, without limiting the generality of the foregoing, the Secured Party will be required to take any steps necessary to preserve rights against other persons in respect of any Collateral.

2.6 The Buyers' Dealings with Collateral. The Buyers will not, without the prior written consent of the Secured Party, sell, exchange, lease, release or abandon or otherwise dispose of or deal with the Collateral or create, assume or permit to remain outstanding any Lien in, on or of the Collateral.

2.7 Share Rights. Prior to the Pledge becoming enforceable, the Buyers will have all rights, powers, privileges and preferences pertaining to the Collateral, including the right to vote the Pledged Shares on all matters on which they are entitled to vote, and the right to receive, retain, use and otherwise deal with any and all dividends free and clear of the Pledge.

2.8. Other Termination. If the Buyers shall have satisfied all of the Buyer's Obligations as contemplated in the Share Purchase Agreement, this Agreement shall terminate and be at an end and the Secured Party shall immediately release in favor of the Buyers the Pledged Shares, through delivery of the share certificates representing the Pledged Shares to Buyers and authorizing the cancellation of the registration in the share registry book of the Company.

2.9. Redemption of Pledged Shares. Pursuant to Article 343 of the Mexican Act, upon total or partial redemption of the Pledged Shares, the Secured Party shall be entitled to receive the amount that the Buyers would have otherwise received for such concept, and the Company shall deliver to the Secured Party such amount, in replacement of the redeemed Pledged Shares.

ARTICLE 3
ENFORCEMENT

3.1 Default. The Pledge will be and become enforceable against the Buyers if the Buyers are in breach of any of the Buyer's Obligations.

3.2 Remedies. Upon the Pledge becoming enforceable, the Secured Party may exercise in respect of the Collateral all the rights and remedies of a secured party on default under the Mexican Act, without notice except as required thereunder and by any method or proceeding authorized or permitted thereby, and without limiting the generality of the foregoing, the Secured Party shall have the following rights and remedies:

(a) exercise all of the rights, remedies and powers of an owner (including the right to vote the Pledged Shares) and exercise any contractual, legal or other rights or interests of the Buyers in relation to the Collateral; and

(b) cause re-registration of the Pledged Shares into the name of the Secured Party. The Secured Party shall retain and hold the Pledged Shares pursuant to the terms and conditions of this Agreement.

3.3 Appointment of Attorney. Commencing only upon a default by the Buyers in respect of any of the Buyer's Obligations, the Buyers shall irrevocably appoint the Secured Party (and any officer thereof as attorney-in-fact of the Buyers (with full power of substitution) with immediate effect from such time as the Pledge becomes enforceable, and without further notice from or action by the Secured Party or the Buyers, to exercise in the name and on behalf of the Buyers, any of the Buyers' right (excluding the right of disposal), title and interest in and to the Collateral, including without limitation, the execution, endorsement and delivery of any agreements, documents, unit certificates, instruments or securities. All acts of any such attorney, not inconsistent with the terms hereof, are hereby ratified and approved, and such attorney will not be liable for any act, failure to act or any other matter or thing in connection therewith, except for its own negligence or wilful misconduct.

3.4 Dealing with the Collateral and the Pledge.

(a) The Secured Party will not be obliged to exhaust its recourse against the Buyers or any other person before the Secured Party may realize upon or otherwise deal with the Collateral as contemplated herein.

(b) The Secured Party may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Buyers and with such other persons as the Secured Party may see fit without prejudice to the Obligations or the rights of the Secured Party in respect of the Collateral, not inconsistent with the terms and conditions of this Agreement.

3.5 Dealings by Third Parties. No person dealing with the Secured Party or its agent will be required to determine: (i) whether the Pledge has become enforceable; (ii) whether the powers which the Secured Party or such agent is purporting to exercise have become exercisable; or (iii) whether any obligation of the Buyers secured hereby has been fulfilled.

ARTICLE 4
GENERAL

4.1 Amendments, Consents and Waivers. No amendment, consent or waiver by the Secured Party and the Buyers will be effective unless made in writing and signed by an authorized officer of the Secured Party and the Buyers and then such amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

4.2 Further Assurances. The parties hereto will from time to time, whether before or after the Pledge has become enforceable, do all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments to give full force and effect to the provisions hereof.

4.3 Notices. Any and all notices or other communications required or permitted pursuant to this Agreement will be in writing and will be deemed to be given and received as provided in the Share Purchase Agreement (with notices to the Nominee to be sent in care of Dutchco). Each party may change its address for service by written notice, given in the manner provided therein, to the other party and such change will be effective upon the date the notice is deemed to be received.

4.4 Successors. This Agreement will enure to the benefit and be binding upon the parties hereto and their successors and permitted assigns.

4.5 Severability. If and to the extent that any provision hereof conflict with any mandatory provision of the Mexican Act, such provision of the Mexican Act will govern save and except that the only remedies on default shall be as set forth herein. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions will remain in full force and effect.

4.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Mexico.

[SIGNATURE BLOCKS APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

ADIT RESOURCES CORP.

Per:  /s/ Robert Wheatley
Authorized Signatory

YAMANA MEXICO HOLDINGS B.V.

Per: /s/ Mextrust BV
Name: Mextrust BV
Title: Director B

Per: /s/ Charles B. Main
Name: Charles B. Main
Title: Director

YAMANA INTERNATIONAL HOLDINGS COOPERATIE U.A.

Per: /s/ Mextrust BV
Name: Mextrust BV
Title: Director B

Per: /s/ Charles B. Main
Name: Charles B. Main
Title: Director

Schedule “D”

Escrow Agreement

THIS ESCROW AGREEMENT made as of the 4t" day of April, 2012.

AMONG:

ERWIN & THOMPSON, a Nevada limited liability partnership

("the "Escrow Agent")

- and -

ADIT RESOURCES CORP., a corporation existing under the laws of the State of Nevada

(the "Seller")

-and-

AMERICAN COPPER MINING S.A. DE C.V. a corporation existing under the laws of Mexico

(the "Company")

-and-

YAMANA MEXICO HOLDINGS B.V., a private company with limited liability existing under the laws of the Netherlands

(the "Buyer")

RECITALS:

A. The Seller, the Buyer and the Company (the "Transaction Parties") executed and delivered a purchase agreement dated as of April 4, 2012 pursuant to which the Buyer agreed to purchase 100% of the issued and outstanding shares in the capital of the Company (the "Purchase Agreement");

B. Capitalized terms when not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement;

C. Although the Escrow Agent is not a party to the Purchase Agreement, the Escrow Agent is familiar with the terms thereof and has received a certified true copy of the executed version of the Purchase Agreement;

D. Asa result of certain tax claims related to the Tax Litigation as against Corporacion Amermin S.A. de C.V. ("Amermin") (as more particularly described in the Purchase Agreement), the Government has registered the Embargo against the Encumbered Properties which encumbered properties are owned by the Company;

E. The Buyer has required that the Embargo be released from the Encumbered Properties before closing of escrow under the Purchase Agreement can be completed;

F. The Buyer has released to the Seller, in care of Rodrigo Sanchez Mejorada V. of Sanchez-Mejorada, Velasco y Ribe ("MSV"), Mexican counsel to the Buyer, the funds required to be paid to the Government by Amermin pursuant to the tax claims related to the Tax Litigation in order for the Government to release the Embargo as against the Encumbered Properties (the "Released Funds") and the Released Funds form a part of the Purchase Price as defined in the Purchase Agreement;

G. Amermin has granted a power of attorney to MSV to enable MSV (the "MSV Power of Attorney") to forward the Released Funds to the Government and to deal with the Government in order to procure the release of the Embargo as against the Encumbered Properties;

H. The Transaction Parties have agreed to close the transaction of purchase and sale set forth in the Purchase Agreement in escrow, pending the release of the Embargo against the Encumbered Properties, it being understood and agreed that if the Embargo is not released in due course against the Encumbered Properties, then closing pursuant to the Purchase Agreement shall not occur, the escrow pursuant to this Escrow  Agreement shall be unwound and as set forth in the Amermin Side Letter, the Seller and Amermin shall owe the Released Funds to the Buyer together with interest thereon at the rate charged by the Government;

I. The Released Funds, the Amermin Side Letter and the Interim Power of Attorney (which is in addition to the MSV Power of Attorney) are not part of the closing documents that have been placed in escrow pursuant to this Escrow Agreement;

J. Save and except as set forth in preamble I, all closing deliveries and documents delivered pursuant to the transactions contemplated in the Purchase Agreement have been delivered to the Escrow Agent in escrow, all of which deliveries and documents (the "Escrowed Items") are as listed on the closing agenda attached hereto as Schedule "A";

K. The Transaction Parties have agreed that the Escrowed Items shall be deposited in escrow, to be released by the Escrow Agent in accordance with the terms hereof and as such the parties hereto are desirous of executing and delivering this Agreement;

L. The Transaction Parties have agreed to appoint the Escrow Agent to act as escrow agent and the Escrow Agent has agreed to undertake and perform his duties in such capacity, all according to the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged) the parties hereto agree as follows:

1. Appointment of Escrow Agent —The Escrow Agent is hereby appointed escrow agent and the Escrow Agent hereby accepts such appointment, all in accordance with the terms and conditions of this Escrow Agreement.

2. Deposit of Escrowed Items -The Transaction Parties hereby acknowledge that the Escrowed Items have been deposited in escrow with the Escrow Agent, all pursuant to the terms and conditions of this Agreement. The Escrow Agent hereby agrees to deposit the Initial Cash Payment less the Released Funds that he receives in a segregated interest-bearing account, comprising a liquid time deposit account with Money Centre at US Investment Bank with interest to accrue for the benefit of the party to whom such funds are released pursuant to the terms and conditions of this Agreement. The Transaction Parties shall be responsible for the filing and delivery of such returns and statements and the deposit of funds with the United States Department of the Treasury as are required to be made under the Internal Revenue Code of 1986, as amended, and applicable regulations of the Internal Revenue Service. The Transaction Parties agree that the Escrow Agent shall have no liability or responsibility for making such filings, deliveries and deposits, and shall jointly and severally defend, indemnify and hold harmless the Escrow Agent from any actions, claims or proceedings arising or relating to the Transaction Parties' failure to properly and timely make such filings and deliveries and deposits.

3. Effect of Escrow -The Escrowed Items shall be held in escrow by the Escrow Agent from the date hereof up to and including the latest of (the "Escrow Period"); (i) the date that the Transaction Parties deliver a duly executed certificate in the form of Schedule "B" to the Escrow Agent (the "Release Certificate"); (ii) the date that the Transaction Parties deliver a duly executed certificate in the form of Schedule "C" to the Escrow Agent (the "Unwinding Certificate") and (iii) October 1, 2012 (the "Escrow Period Last Date"). The Transaction Parties acknowledge and agree, for greater certainty and without limitation, that at the sole option of the Buyer, to be exercised on the delivery of written notice from the Buyer to the Transaction Parties and the Escrow Agent, the Escrow Period and the Escrow Period Last Date may be extended, to a date that is selected by the Buyer, not to exceed an additional 12 months from the date of this Agreement. The Transaction Parties do hereby covenant and agree to deliver the Release Certificate as soon as practicable after receipt of written confirmation of the release of the Embargo. For greater certainty and without limitation, before the Transaction Parties sign the Release Certificate, the following shall occur:

(a) when the release letter is received from the Mexican tax authorities, Mexican counsel for the Seller and the Buyer shall immediately review the letter for accuracy and clerical errors;

(b) if there are no problems, the Release Certificate shall be executed and delivered;

(c) if there are clerical errors or any other inaccuracies, Mexican counsel will generate an immediate response; and

(d) upon satisfaction that the release letter is satisfactory and that the Mines Registry will record it, the Release Certificate shall be executed and delivered.

4. Release of Escrowed Items — If the Escrow Agent shall receive a duly executed Release Certificate within the Escrow Period, then without any further or other act or formality on the part of any party hereto, the Escrow Agent shall release the Escrowed Items to the Transaction Parties as noted on Schedule "D" attached hereto. If the Escrow Agent shall receive a duly executed Unwinding Certificate within the Escrow Period or if the Escrow Agent does not receive either a duly executed Release Certificate or a duly executed Unwinding Certificate within the Escrow Period, as the same may be extended, then without any further or other act or formality on the part of any party hereto, the Escrow Agent shall release the Escrowed Items to the Transaction
Parties as noted on Schedule "E" attached hereto.

5. Compensation —The Escrow Agent agrees to act as escrow agent pursuant to this Agreement without compensation other than its regular hourly legal fees. However to the extent the Escrow Agent incurs any fees, charges, costs and expenses (the "Costs") as a result of its acting as escrow agent pursuant to this Agreement, the Buyer shall pay the Escrow Agent such Costs.

6. Authority of Parties —The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority and/or rights of the Transaction Parties or their agents.

7. Other Agreements —The Escrow Agent is not a party to or bound by, any agreement with any of the Transaction Parties. Accordingly the Escrow Agent shall have no duty to know or determine the performance or nonperformance of any provision of any agreement made by or between the Transaction Parties.

8. Non-Liability -The Escrow Agent shall not be liable for any act they may do or omit to do under this Agreement while acting in good faith and in the exercise of their own best judgment. The Escrow Agent and its members shall not be liable for the outlawing of any right permitted or given under the written instructions of the Transaction Parties. The Escrow Agent and its members shall have no further responsibility or liability whatsoever to the Transaction Parties following a release of the Escrowed Items pursuant to this Agreement. The Escrow Agent and its members shall not incur any liability with respect to any action taken or omitted to be taken in reliance upon any document including any written notice or instructions provided for in this Agreement. In performing its obligations hereunder, the Escrow Agent shall be entitled to presume without inquiry not only as to the due execution and as to the validity and effectiveness of all documents he receives, but also as to the truth and accuracy of any information contained therein. The Escrow Agent may consult with and obtain advice from legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder and the Escrow Agent and its members shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The cost of such services shall be borne by the Buyer. The Escrow Agent shall have no duties except those which are expressly set forth herein and the Escrow Agent shall not be bound by any notice of a claim or demand with respect thereto or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by the Escrow Agent in writing and signed by the Transaction Parties and, if the Escrow Agent's duties hereunder are affected, unless the Escrow Agent shall have given its prior written consent thereto. The Escrow Agent is hereby expressly authorized and directed to take all steps he deems necessary, in its sole and absolute discretion, to comply with the provisions of any statute or regulation or other legislation of any jurisdiction or authority which imposes or purports to impose upon the Escrow Agent a duty or an obligation to take or refrain from taking any action with respect to the Escrowed Items.

9. Indemnification -The Seller and the Buyer agree to jointly and severally defend, indemnify and hold harmless the Escrow Agent and its members from any liability, cost or expense whatsoever, including without limitation, attorney's fees and court costs, incurred by reason of the Escrow Agent executing this Agreement, accepting the Escrowed Items and agreeing to act as Escrow Agent.

10. Disagreements - If any disagreement or dispute arises among the parties to this Agreement concerning the meaning or validity of any provision under this Agreement or concerning any other matter relating to this Agreement, the Escrow Agent; (i) shall be under no obligation to act except under process or order of court or until the Escrow Agent has been adequately indemnified and held harmless to its full satisfaction and the Escrow Agent shall sustain no liability for his failure to act pending such process or court order or indemnification; and (ii) may deposit, in its sole and absolute discretion, the Escrowed Items that the Escrow Agent holds with a federal or state court located in Washoe County, Nevada and to interplead the parties. Upon such deposit and filing of interpleader, the Escrow Agent and its members shall be relieved of all liability as to the Escrowed Items and shall be entitled to recover from the Buyer its reasonable attorney's court costs, fees and other costs incurred in commencing and maintaining such action, including compensation at its regular hourly legal fees for time expended in respect of such action. The Transaction Parties by signing this Agreement submit themselves to the jurisdiction of such court. In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described in this Escrow Agreement.

11. Extension of Benefits -All of the terms of this Escrow Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the heirs, executors, administrators, legal representatives, successors and permitted assigns of all of the parties to this Escrow Agreement except that the Escrow Agent shall not have the right to assign this Escrow Agreement to a third party.

12. Resignation or Removal of Escrow Agent -The Escrow Agent may resign at any time by furnishing written notice of his resignation to the Transaction Parties in which event the Transaction Parties shall forthwith designate a new escrow agent. The Transaction Parties may remove the Escrow Agent at any time by furnishing to the Escrow Agent joint written notice of his removal and designating a new escrow agent to which the Escrow Agent shall forward the Escrowed Items by the Escrow Agent then holds or over which the Escrow Agent then has direction.

13. Governing Law -This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable therein. The parties hereto do hereby attorney and consent to the jurisdiction of the federal or state courts located in Washoe County, Nevada.

14. Notices -All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or by such other means or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to the Seller:
ADIT Resources Corp.
75 Llama Ct.

Attention: Robert R. Wheatley
Facsimile: (775) 851-7577
Email: rrwheat@att.net

With a copy, which shall not constitute notice, to:

Holland &Hart LLP
5441 Kietzke Lane, Second Floor
Reno, NV 89511

Attention: David Garcia
Facsimile: (775) 786-6179
Email: dgarcia@hollandhart.com

If to the Buyer, to:

Yamana Gold Inc.
200 Bay Street, Suite 2200
Royal Bank Plaza, North Tower
Toronto, ON, M5J 2J3

Attention: Greg McKnight
Facsimile: (416) 815-0021
Email: gmcknight@yamana.com

With a copy, which shall not constitute notice, to:

Cassels Brock &Blackwell LLP
2100 Scotia Plaza, 40 King Street West
Toronto, ON M5H 3C2

Attention: Mark Bennett
Facsimile: (416) 350-6933
Email: mbennett@casselsbrock.com

If to the Escrow Agent:

Suite 424 One East Liberty Street
P.O. Box 40817
Reno, NV 89501-2123
U.S.A.

Facsimile: (775) 786-1180
Email: erwin@renolaw.com

15. Entire Agreement -This Escrow Agreement sets forth the entire agreement and understanding of the parties to this Escrow Agreement with respect to the subject matter hereof. This Escrow Agreement may be amended, modified, superseded, rescinded or cancelled only by a written instrument executed by the Transaction Parties and the Escrow Agent.

16. Waivers -The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation or warranty contained in this Escrow Agreement shall neither be construed as a further or continuing waiver of any such condition or breach nor shall be a waiver of any other condition or a breach of any other term, covenant, representation or warranty contained in this Escrow Agreement.

17. Termination of Escrow Agent's Duties -Upon release of the Escrowed Items in accordance with section 4 hereof or the resignation of the Escrow Agent pursuant to section 12 hereof, the Escrow Agent and its members shall be released from all of his duties and responsibilities hereunder.

18. Execution of Documents -The Escrow Agent shall be entitled to assume that any documents tendered for delivery into escrow hereunder have been duly authorized and executed by the parties thereto and the Escrow Agent shall not be required to make any further inquiry with respect thereto.

19. Acting as Counsel -The Transaction Parties acknowledge and agree that the Escrow Agent has acted and may continue to act as counsel to the Buyer. The Escrow Agent's agreement to act as Escrow Agent shall not create, nor be deemed to create, a client-attorney relationship between the Seller, or any of its affiliates, and the Escrow Agent.

20. Headings and Gender -The headings of the sections of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement. In this Agreement whenever the singular or masculine are used the same shall be construed as being the plural or feminine or neuter where the context so requires.

21. Counterparts -This Escrow Agreement may be executed in one or more counterparts, by facsimile or other electronic form of transmission, each of which when executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

[SIGNATURE BLOCKS APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

ERWING & THOMPSON LLP

By: /s/ Thomar P Erwin
THOMAS P ERWIN, President of
Thomas P. Erwon P.C., Partner

ADIT RESOURCES CORP.

Per:  /s/ Robert Wheatley
Name: Robert R Wheatley
Title: President

AMERICAN COPPER MINING S.A. DE C.V.

Per:  /s/ Robert Wheatley
Name: Robert R Wheatley
Title: Administrador Unico

YAMANA MEXICO HOLDINGS B.V.

Per: /s/ Mextrust BV
Name: Mextrust BV
Title: Director B

Per: /s/ Charles B. Main
Name: Charles B. Main
Title: Director

SCHEDULE "A"
CLOSING AGENDA

YAMANA MEXICO HOLDINGS B.V.
PURCHASE FROM ADIT RESOURCES CORP.
OF SHARES OF
AMERICAN COPPER MINING S.A.

CLOSING AGENDA

DATE:	April 4, 2012

TIME:	11:00 a.m. (Reno time)

PLACE:	Thomas P. Erwin One East Liberty, Suite 424 Reno, Nevada, 89501-2123

Unless otherwise defined below, all capitalized terms used but not defined herein shall have the meaning given to such terms in the purchase agreement between Yamana Mexico Holdings B.V. (the "Buyer"), ADIT Resources Corp. (the "Seller") and American Copper Mining S.A. (the "Company") dated April 4, 2012 (the "Purchase Agreement').

Abbreviations

"Amermin" means Corporacion Amermin S.A. de C.V.

"CBB" means Cassels Brock &Blackwell LLP.

"DFK" means ADIT's legal and financial Mexico consultants.

"DG" means David Garcia, Holland &Hart; counsel to Seller.

"Erwin" means Erwin &Thompson, counsel in Nevada to the Buyer.

"Hart" means Hart & Trinen LLP, counsel in Colorado to the Seller.

"Heussen" means Heussen, counsel in the Netherlands to the Buyer.

"RTL" means Ramiro Trevizo Ledezma.

"SMVR" means Sanchez Mejorada, Velasco & Ribe.

NO.	DOCUMENT	DRAFT RESPONSIBILITY	STATUS

1.	Purchase Agreement.	BBB	To be executed

2.	Amermin Side Letter.	CBB	To be executed

3	Proof that the Intercorporate Indebtedness has been To be agreed as extinguished in full.	DG, DFK	this is pending

4.	Officer's Certificate of the Seller regarding:
(a) Resolutions of the board of directors and shareholders of the provided Seller approving the execution, delivery and performance of this comments; Agreement, the Escrow Agreement, the Transaction Documents Seller to forward and the Transaction, including the purchase of the ADIT Held redraft for review Securities;
		DG, DFK	CBB has provided comments, Seller to forward redraft for review.

(b) The representations and warranties of the Seller are true and correct in all material respects as of the Escrow  Deposit Date except for any representations and warranties which are already qualified as to materiality which must be certified as being true and correct in all respects and that the Seller has pertormed, in all material respects, its covenants and agreements to be performed under the Purchase Agreement on or prior to the Escrow Deposit Date and as to matters concerning The stockholders of ADIT; and

(c) the following:
(i) The validity of the organizational documents of the Seller and the Company; and
(ii) The incumbency and validity of the signatures of the o~cers of the Seller and the Company who executed the Purchase Agreement, the Escrow Agreement or any other Transaction Documents

5.	Officer's Certificate of the Buyer regarding:
(a) Resolutions of the board of directors of the Buyer Approving the execution, delivery and Performance of the Purchase Agreement, the Escrow Agreement, the Transaction Documents and the Transaction; (b) the performance of the covenants, agreements and obligations of the
		CBB	To be executed

NO.	DOCUMENT	DRAFT RESPONSIBILITY	STATUS

Buyer to be performed or completed at or before the Closing in escrow; and (c) the incumbency and valid signatures of the directors of the Buyer who executed the Purchase Agreement, the Escrow Agreement or any other Transaction Documents.

6.	Resignations and releases of each nominee of The Seller or Company.	DG	To be the executed

7.	Resolutions appointing new nominees of the Company.	SMVR	Erwin to draft and have signed after Closing

8.	(a) Executed transfer of RTL Share from RTL for consideration equal to US1.00 to Yamana International Holdings Cooperatie U.A.;	DG, DFK	To be executed

(b) Original share certificate representing the RTL Share;

(c) US$1.00 consideration; and

(d) Receipt for US$1.00 consideration.

9.	Executed certificate of representation and warranties of RTL stating the following:
(a) RTL has good and sufficient power, authority and right to comments, transfer the RTL Shares; Seller to forward (b) the transfer by RTL of the RTL Share does not: redraft for review (i) conflict with any agreement to which RTL is a party; (ii)constitute a violation of, or give rise to the right to commence any Legal Proceeding under, any Law, ruling or regulation applicable to RTL; or (iii) result in the creation of any Lien upon the RTL Share; (c) there are no consents of Governmental Authorities or other Persons which are required to permit the transfer by RTL of the RTL Share. No other consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority, or any other Person is required on the part of RTL to transfer
		DG, DFK	CBB has provided

NO.	DOCUMENT	DRAFT RESPONSIBILITY	STATUS

the RTL Share; (d) there is no Legal Proceeding pending or, to the knowledge of RTL, threatened, that challenges the validity of the transfer by RTL of the RTL Share. There is no outstanding or, to the knowledge of RTL, any threatened or anticipated Order of any Governmental Authority against, affecting or naming RTL or the RTL Share; (e) RTL is not insolvent, has not proposed a compromise or arrangement to his creditors generally, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have himself declared bankrupt or wound-up, has not taken any proceedings to have a receiver appointed of any part of his assets and at present, noencumbrancer or receiver has taken possession of any of his property and no execution or distress is enforceable or levied upon any of its property and no petition for a receiving order in bankruptcy is filed against RTL; and (fl RTL legally and beneficially owns an undivided 100% interest in and to the RTL Share, free and clear of any and all Liens.

10.	(a) Executed Transfer of ADIT Shares to the Buyer;
(b) Original share certificates representing the ADIT Shares; on Closing
(c) Directions as to Funds:
(i) $780,000 to SMVR
(ii) $6,720,000 to the Seller
(d) Certified cheques/wire transfers for amounts as set forth in No. 10(c); and
(e) Receipt for consideration in No. 10(d).
		DG	To be dealt with

11.	Power of Attorney from Amermin to SMVR regarding payment and related matters for lifting Embargo.	DFK	To be executed

12.	Agreed upon calculation of amounts owing pursuant to the tax claim arising from the Tax Litigation.	SMVR, DG, DFK	To be executed

13.	Certificates representing the ADIT Held Securities together with securities transfer.	CBB	To be delivered and executed

NO.	DOCUMENT	DRAFT RESPONSIBILITY	STATUS

14.	Share Pledge Agreement.	CBB	To be executed

15.	Interim Power of Attorney.	DG	To be executed

16.	Escrow Agreement. Erwin,	DG	To be executed

17.	Legal opinion from Hart as to authorization and enforceability of the Purchase Agreement regarding the Seller. Closing.	Hart	To be updated and deliver on

18.	Legal opinions from Heussen and Erwin as to authorization and enforceability of the Purchase Agreement regarding the Buyer.	CBB	To be delivered on Closing

19.	Corporate books of the Company.	DG	To be dealt with on Closing

20.	Stockholder Meetings' minute books of the Company.	DG	To be dealt with on Closing

21.	Board of Directors Meetings' minute books of the Company.	DG	To be dealt with on Closing

22.	Stockholders Registry Book of the Company.	DG	To be dealt with on Closing

23.	Capital Increases and Reductions Book of the Company.	DG	To be dealt with on Closing

24.	The original first deed (primer testimonio) of the by-laws of the Company (with public registry of commerce and mining registry data), as well as of the first deed of the amendment to the bylaws and any other public instrument.	DG	To be dealt with on Closing

25.	All cancelled share certificates, if any exist , of the Company.	DG	To be dealt with on Closing

26.	Originals of the registration of the Company in the Foreign Investment registries as well as all other renewals and documents filed with the Company.	DG	To be dealt with on Closing

NO.	DOCUMENT	DRAFT RESPONSIBILITY	STATUS

27.	All agreements that the Company is a party to.	DG	To be dealt with on Closing

28.	The original registration of the Company as taxpayer before the Federal Ministry of Treasury (RFC).	DG	To be dealt with on Closing

29.	Original Powers of Attorney.	DG	To be dealt with on Closing

30.	Proof of termination of signatories to bank accounts.	DG	To be dealt with on Closing

31.	Proof of termination of auditors.	DG	To be dealt with on Closing

32.	Proof of termination of Mexican Counsel to the Company.	DG	To be dealt with on Closing

33.	Press Release of the Seller or its Affiliates	DG	To be provided to Buyer prior to Closing for review and not to be issued without Buyer's consent

NO.	POST-CLOSING DOCUMENTS

1.	Second Cash Payment prior to First Year Anniversary Date or alternatively, Second Cash Payment Notice and exercise of Termination Option with Closing on Termination of Closing Date.

2.	MII Payment on or before Three Year Anniversary Date.

3.	Alternatively, Advance MII Payment on or before Three Year Anniversary Date.

4.	Advance MII Payment on or before Five Year Anniversary Date.

5.	Third Cash Payment on or before Six Year Anniversary Date.

SCHEDULE "B"
ESCROW RELEASE CERTIFICATE

TO:	Erwin &Thompson LLP (the "Escrow Agent')

RE:
Escrow Agreement dated as of April 4, 2012 (the "Escrow Agreement') among the Escrow Agent and Adit Resources Corp., American Copper Mining S.A. de C.V. and Yamana Mexico Holdings B .V. (the "Transaction Parties")

All capitalized terms when not otherwise defined in this Escrow Release Certificate shall  have the respective meanings ascribed thereto in the Escrow Agreement.

The Transaction Parties do hereby certify that the Embargo has been released from the Encumbered Properties. The Transaction Parties do hereby authorize and direct the Escrow Agent to release the Escrowed Items to the Transaction Parties as set forth in
Schedule "D".

Dated as of the day of , 2012.
ADIT RESOURCES CORP.
Per:
Name:
Title:
AMERICAN COPPER MINING S.A. DE C.V.
Per:
Name:
Title:
YAMANA MEXICO HOLDINGS B.V.
Per:
Name: Mextrust B.V.
Title: Director
Per:
Name: Charles B. Main
Title: Director

SCHEDULE "C"

UNWINDING CERTIFICATE

TO:	Erwin &Thompson LLP (the "Escrow Agent")

RE:	Escrow Agreement dated as of April 4, 2012 (the "Escrow Agreement') among the Escrow Agent and Adit Resources Corp., American Copper Mining S.A. de C.V. and Yamana Mexico Holdings B .V. (the "Transaction Parties")

All capitalized terms when not otherwise defined in this Unwinding Certificate shall have the respective meanings ascribed thereto in the Escrow Agreement.

The Transaction Parties do hereby certify that the Government has refused to release the Embargo from the Encumbered Properties. The Transaction Parties do hereby authorize and direct the Escrow Agent to release the Escrowed Items to the Transaction Parties as set forth in Schedule "E".

ADIT RESOURCES CORP.
Per:
Name:
Title:
AMERICAN COPPER MINING S.A. DE C.V.
Per:
Name:
Title:
YAMANA MEXICO HOLDINGS B.V.
Per:
Name: Mextrust B.V.
Title: Director
Per:
Name: Charles B. Main
Title: Director

Schedule “E”

Directors and Officers of the Company

There are no officers or directors of the Company per se.  However, the Company does have individuals serving in the following legal capacities under Mexican law, all of whom will resign such capacities as of the Closing:

Title (Español)	Title (English)	Name
Administrador Único	Sole Administrator	Robert Russell Wheatley
Representante Legal	Legal Representative	Ramiro Trevizo Ledezma
Representante Legal	Legal Representative	Ramiro Trevizo González

Schedule “F”

Liabilities of the Company

1.	Gates that prohibit entry via tunnels and adits are no longer functional.

2.	Fiscal

a.	After the Financial Statement Date, the Company currently owes nil to Corporacion Amermin S.A. de C.V.

b.	Refundable IVA and Net Operating Loss carry-forwards will remain.

3.	Please see the discussion of the Tax Embargo on Schedule 3.31.

Schedule “G”

Permits and Governmental Authorizations of the Company

1.	The Federal Tax Identification: Cédula de Identificación Fiscal (RFC) – ACM061220TIA; Folio – 5467293; this allows the Company to do Business anywhere in Mexico.

2.
Environmental permit: A notice for exploration activities was submitted to SEMARNAT on April 2010. The plan indicated that exploration would culminate by December 2011; this plan has therefore expired.

Schedule “H”

Interim Power of Attorney

Text of interim power of attorney to be issued by American Copper Mining, S.A. de C.V. in a public notarial deed (escritura pública):

American Copper Mining, S.A. de C.V. (la “Sociedad”) otorga a los señores Rodrigo Alfonso Sánchez Mejorada Velasco, José Eduardo Ribé Martínez de Velasco y Paola Salgado Tonda, para ejercerlo conjunta o separadamente, un poder general, conforme a lo siguiente:

A.- Poder general para pleitos y cobranzas, con todas las facultades generales y aún con las especiales que de acuerdo con la ley requieran poder o cláusula especial, en los términos del párrafo primero del artículo dos mil quinientos cincuenta y cuatro y del artículo dos mil quinientos ochenta y siete del Código Civil Federal y sus correlativos de los diversos Estados de la República Mexicana y del Distrito Federal.

De manera enunciativa y no limitativa se mencionan entre otras facultades las siguientes:

i)     Para intentar y desistirse de toda clase de procedimientos, inclusive amparo.

ii)    Para transigir.

iii)   Para comprometer en árbitros.

iv)   Para absolver y articular posiciones.

v)    Para recusar.

vi)   Para hacer cesión de bienes.

vii)  Para recibir pagos.

viii) Para presentar denuncias y querellas en materia penal y para desistirse de ellas cuando lo permita la ley.

B.- Poder general para actos de administración en los términos del párrafo segundo del artículo dos mil quinientos cincuenta y cuatro del Código Civil Federal y sus correlativos de los diversos Estados de la República Mexicana y del Distrito Federal.

C.- Poder general para actos de administración en material laboral en los términos del segundo párrafo del artículo 2554 del Código Civil Federal y sus correlativos en los diversos Estados de la República Mexicana y en el Distrito Federal. De una manera enunciativa y no limitativa, los apoderados podrán:

1)  Dirigir en nombre de la Sociedad las relaciones obrero-patronales de ésta última en el sentido más amplio que en derecho corresponda, tal como, de una manera enunciativa y no limitativa: i) el reclutamiento, selección, contratación, inducción, capacitación, adiestramiento y amonestación de personal, ii) la suspensión y rescisión de relaciones individuales de trabajo, iii) la negociación, firma y administración de contratos colectivos y reglamentos interiores de trabajo, y iv) formar parte de las comisiones mixtas de higiene y seguridad industrial, de capacitación y adiestramiento o de cualquier otro tipo de comisiones mixtas que se lleguen a integrar con motivo de las relaciones obrero-patronales.

2)  Atender con atribuciones de gerente todos los asuntos de carácter laboral inherentes a la Sociedad, facultándosele  en general para que represente a la Sociedad en sus relaciones obrero-patronales y específicamente, de una manera enunciativa y no limitativa, para que: i) intervenga en todo conflicto individual o colectivo de trabajo, y ii) ejercite las acciones y haga valer todos los derechos que correspondan a la Sociedad.

3)  Celebrar contratos de trabajo y rescindirlos.

4)  Actuar como representante legal de la Sociedad: i) ante los Sindicatos con los cuales estén celebrados contratos colectivos de trabajo, y ii) para todos los efectos de conflictos individuales.

5)  Proponer arreglos conciliatorios, celebrar transacciones, tomar toda clase de decisiones, y negociar y suscribir convenios laborales.

6) Actuar como representante de la Sociedad en calidad de administrador respecto a toda clase de juicios o procedimientos de trabajo que se tramiten ante cualquier autoridad tal como el Instituto Mexicano del Seguro Social (IMSS), Instituto del Fondo Nacional de la Vivienda para los Trabajadores (INFONAVIT), y demás dependencias del Gobierno Federal, Estatal o Municipal que tengan o pudieran tener competencia para ventilar asuntos relacionados con la Ley Federal del Trabajo.

7)  Llevar la representación patronal de la Sociedad para efectos de los artículos 11, 46 y 47 de la Ley Federal del Trabajo y también la representación legal de la Sociedad, para los efectos de acreditar la personalidad y la capacidad en juicio o fuera de él en los términos del artículo 692 fracciones I y II de la Ley Federal del Trabajo, de los artículos 145 y 146 de la Ley General de Sociedades Mercantiles y de las disposiciones de las demás leyes u ordenamientos especiales, ya sea de carácter Federal , Estatal o Local que sean aplicables.

8)  Señalar domicilios para oír notificaciones en los términos del artículo 866 de la Ley Federal del Trabajo.

9)  Comparecer con toda la representación legal bastante y suficiente, para acudir a la audiencia a que se refiere el artículo 873 de la Ley Federal del Trabajo en sus tres fases de conciliación, de demanda y excepciones y de ofrecimiento y admisión de pruebas, en los términos de los artículos 875, 876, fracciones I y VI, 877, 878, 879 y 880 de la citada Ley.

10) Acudir a la audiencia de desahogo de pruebas, en los términos de los artículos 873 y 874 de la Ley Federal del Trabajo.

11)   Desahogar la prueba confesional en los términos de los artículos 785 y 788 de la Ley Federal del Trabajo, con facultades para absolver y articular posiciones.

D.- Poder para otorgar y suscribir títulos de crédito en los términos del artículo noveno de la Ley General de Títulos y Operaciones de Crédito.

E.- Poder para, dentro de sus facultades, otorgar poderes generales o especiales y para revocar unos y otros.

F.- Los apoderados nombrados ejercitarán las facultades a que aluden los incisos anteriores ante particulares y ante toda clase de autoridades administrativas o judiciales, locales o federales y ante las Juntas de Conciliación y Arbitraje, locales o federales y autoridades del trabajo, pudiendo firmar todos los documentos públicos o privados que sean necesarios o convenientes para el cabal cumplimiento del presente poder.

Schedule “I”

Contracts of the Company

The Company has two contracts:

A.	Rental of Bacoachi, Sonora office. The contract specifies:

a.	Landlord: Ernestina Yanez Maytorena

b.	Location: Avenida Francia

c.	Area: Three rooms, one bathroom, 1 patio; 1,000 metrs2,

d.	Term: Twelve months, ending December 31, 2012,

e.	Rent: 2,500 pesos per month.

B.	Outsourcing for Melina Diaz

a.	Contractor: Aministración Corparativa De Minas, S. de R.L. de C.V.

b.	For: Bacoachi office administrative assistant

c.	Amount: $22,000 pesos per month (includes all payroll taxes, processing, and IMSS).

d.	Term: Indefinite; can be terminated by either party with a 60 day written notice.

C.	The Company also has an informal agreement with surface landowners as follows:

a.	There are six landowners that cover most of the ACM mineral concession area

b.	They are part of the Salazar family and are led by Jose Adolfo Salazar who is the mayor of Bacoachi

c.
A meeting with Jose Adolfo Salazar was held in the autumn of 2009. After discussing exploration plans with him, he said we could continue with the access as had our predecessors - a hand shake deal. Access is granted, and keys to gates are given, in exchange for maintenance of roads, gates, and water reservoirs.

d.	Access to the Property is on roads, constructed by previous owners, which cross ejido and private ranch land (including Salazar). Access has been granted verbally and with keys to locked gates.

D.           DFK-GLC, S.C.; Legal Services.

a.
DFK works with the Tara group of Mexican subsidiaries – the Company, Corporación Amermin S.A. de C.V., and American Metal Mining, S.A. de C.V. – as a group. Billing is appropriately sent to the each individual company.

b.	The legal fees will be paid on or before closing.

Schedule “J”

Intellectual Property of the Company

A.	Refer to Schedules B and 3.37 regarding technical data.

Schedule “K”

Banks and Powers of Attorney of the Company

A.   The company banks at the following:

BBVA Bancomer, S.A.
Suc. 0818 Empressa Chihuahua
Av. Periferico Ortíz Mena #2823
Quintas del Sol,
Chihuahua, Chihuahua. México
Plaza: Chihuahua
Tel: 614-418-3035

USD Acct #:  0154268997
Pesos Acct #:  0169106197

Banco Monex, S.A. (Exchange house)
Periferico de la Juventud # 3400
Col. Las Haciendas III CP 31250
Chihuahua, Chihuahua, México
Tel:  614-214-2911
USD/Pesos Acct/Contract #:  1827039

B.	Signers on the Accounts (ECG=Electronic Code Generator)

Name	Title	USD-PESOS	ECG´s
Ramiro Trevizo Ledezma	Legal Representative	USD and PESOS	NO
Ramiro Trevizo González	Legal Representative	PESOS ONLY	YES
Flor Triana Gutierrez	Accountant	PESOS ONLY	YES
Lynda R. Keeton	CFO – Tara Minerals	ECG only	YES
David Barefoot	COO – Tara Minerals	ECG only	YES

C.	Powers of Attorney.

Name	Title	Date of POA
Robert Russell Wheatley	Sole Administrator	November 2, 2009
Ramiro Trevizo Ledezma	Sole Administrator Legal Representative	December 20, 2006 November 2, 2009
Ramiro Trevizo González	Legal Representative	June 25, 2009

Schedule “L”

Embargo

148
732/2011

ESTADOS UNIDOS MEXICANOS

SECRETARIA DE ECONOMIA

REGISTRO PUBLICO DE MINERIA

LIBRO DE ACTOS, CONTRATOS Y CONVENIOS MINEROS
VOLUMEN 28

TIPO DE ACTO : EMBARGO POR AUTORIDAD ADMINISTRATIVA (ANOT.MARG)
FECHA DE SOLICITUD : 07/06/2011
HORA DE SOLICITUD : 10:50
TIPO DE DOCUMENTO : OFICIO 400-32-00-03-01-2011-00683
DE FECHA 19/05/2011
FEDATARIO : C. JOSE EDMUNDO GARCIA LOPEZ Y GLORIA MALDONADO ORDONEZ, ADM. SUPLENTE Y SUBADMINISTRADORA LOCAL DE RECAUDACION DE CHIHUAHUA
PARTES :

DEMANDADO CORPORACION AMERMIN, S.A. DE C.V.
ACREEDOR SISTEMA DE ADMINISTRACION TRIBUTARIA
REPRESENTANTE :
TITULO: 185236 AFECTACION : 100 %
MUNICIPIO/CIUDAD: GUAZAPARES, CHIHUAHUA
NOMBRE DEL LOTE : EL ROSARIO
TITULO: 218818 AFECTACION : 100 %
MUNICIPIO/CIUDAD: BACOACHI, SONORA
NOMBRE DEL LOTE : PICACHO II
TITULO: 191332 AFECTACION : 100 %
MUNICIPIO/CIUDAD: GUAZAPARES, CHIHUAHUA
NOMBRE DEL LOTE : SULEMA No. 2
TITULO: 223292 AFECTACION : 100 %
MUNICIPIO/CIUDAD: GUAZAPARES, CHIHUAHUA
NOMBRE DEL LOTE : LA CURRITA
TITULO: 227233 AFECTACION : 100 %
MUNICIPIO/CIUDAD: QUIRIEGO, SONORA
NOMBRE DEL LOTE : AURIFERO V FRACC. 1
TITULO: 227234 AFECTACION : 100 %
MUNICIPIO/CIUDAD: QUIRIEGO, SONORA
NOMBRE DEL LOTE : AURIFERO V FRACC. 2
TITULO: 161838 AFECTACION : 100 %
MUNICIPIO/CIUDAD: BACOACHI, SONORA
NOMBRE DEL LOTE : EL PICACHO
TITULO: 214776 AFECTACION : 100 %
MUNICIPIO/CIUDAD: BACOACHI, SONORA
NOMBRE DEL LOTE : MIS RECUERDOS
TITULO: 222511 AFECTACION : 100 %
MUNICIPIO/CIUDAD: BACOACHI, SONORA
NOMBRE DEL LOTE : DOS AMIGOS
TITULO: 222789 AFECTACION : 100 %
MUNICIPIO/CIUDAD: BACOACHI, SONORA
NOMBRE DEL LOTE : PICACHO II
TITULO: 222925 AFECTACION : 100 %
MUNICIPIO/CIUDAD: BACOACHI, SONORA
NOMBRE DEL LOTE : EL PICACHO I
TITULO: 226154 AFECTACION : 100 %
MUNICIPIO/CIUDAD: BACOACHI, SONORA
NOMBRE DEL LOTE : CRESTON

TIPO DE PAGO : MONTO DEL EMBARGO
MONTO : 2 465 319 49

ESTE DOCUMENTO CONSTA DE 2 HOJAS

SU COPIA SE ARCHIVA EN LA PARTE a., DEL VOLUMEN 251 DEL LIBRO DE CONCESIONES MINERAS A FOLIOS CON LA PRESENTE ANOTACIÓN SE LLEVA ACABO LA INSCRIPCIÓN DEL OFICIO NO. 400-32-00-03-01-2011-OO683, EMITIDO POR LA SUBADMINISTRADORA DE LA ADMINISTRACION LOCAL DE RECAUDACION DE CHIH., EN SUPLENCIA DEL C. JOSE EDMUNDO GARCIA LOPEZ, ADMINISTRADOR LOCAL DE RECAUDACION DE CHIH., SOLICITA INSCRIBIR EL EMBARGO PRACTICADO POR ESTA ADMINISTRACIÓN LOCAL DE RECAUDACIÓN, PARA HACER EFECTIVOS LOS CREDITOS FISCALES CONTROLADOS CON LOS NUMEROS DE EXPEDIENTE INTERNO: H-465119, H-464119, H-465120 Y H-465121, RESPECTO DE LOS IMPORTES ACTUALISADOS $2,465,49, $2,311,805.77, $2,126,965.66 Y $1,602,774.00, POR CONCEPTO DE LOS CREDITOS AL IMPUESTO AL IVA, PAGOS DEFINITIVOS PERSONAS MORALES Y FISCALES, ISR PERSONAS MORALES PAGOS PRIVISIONALES DIVIDENDOS, MULTA IMPUESTA POR INFRACCIONES A LAS LEYES TRIBUTARIAS FEDERALES, RECARGOS, ADVIRTIENDOSE QUE SE EXCLUYE DEL PRESENTE EMBARGO A LA CONCESION MINERA DENOMINADA "LA CURRA", TITULO 222319, POR EN CONTRARSE ACTUALMENTE CANCELADA SEGUN OFICIO NO. 5824 DE FECHA 30 DE JULIO DEL 2010.

Sidigem 3.0
1109DGL21836

MEXICO D.F., A 22 DE JULIO DEL 2011

EL REGISTRADOR PUBLICO DE MINERIA

LIC. TATIANA SIGLER BACA

A.  In the above document, Expediente H-464119 should be identified as H-465118.

Schedule “M”

Details of Tax Litigation

Chihuahua, Chih. A 31 de Enero de 2012

Re: Embargo de concesiones mineras propiedad
de American Copper Mining S.A de C.V.

Robert R. Wheatley
President, Adit Resources Corp

Por medio de la presente nos permitimos hacerle llegar una breve exposición de los antecedentes, situación actual, y solución propuesta en relación a siete concesiones mineras propiedad de American Copper Mining S.A de C.V., (ACM) y el embargo impuesto por la Secretaria de Hacienda y Crédito Publico sobre dichas concesiones mineras.

1.- El 31 de  Marzo 2010,  ACM adquiere mediante Contrato de Cesión Onerosa celebrado con el Sr. Emilio Acuña la titularidad de ocho concesiones mineras  que a continuación se describen:

Nombre de Concesión	Titulo.	Hectáreas

El Picacho	161838	21
Mis Recuerdos	214776	2.1708
Picacho II	218818	448.5564
Dos Amigos	222511	24.43
Picacho II	222789	4.9217
El Picacho I	222925	2155.6890
Creston	226154	84.

2.- El 14 de Mayo de 2010 se inscriben a favor de ACM en el Registro de Minería siete de las concesiones adquiridas a Emilio Acuña descritas en el párrafo que antecede.

A partir de esta fecha, es público que el titular de las referidas concesiones lo viene a ser ACM.

3.- El 21 de Abril de 2011, se determino un crédito fiscal a cargo de diversa empresa minera denominada Corporación Amermin S.A. de C.V. (Amermin) razón por la cual la Secretaria de Hacienda y Crédito Publico (SHCP) por conducto de la Administración Local Jurídica de Chihuahua ordeno el requerimiento de pago y embargo en contra de Corporación Amermin.

Esta empresa, Amermin, es desde luego diversa entidad separada e independiente en todo sentido de ACM.

4.- El 19 de Mayo de 2011, la SHCP llevo  a cabo el requerimiento de pago del crédito fiscal a Amermin y en razón de que en el momento de llevar a cabo el requerimiento no se realizo el pago, se procedió a embargar bienes para garantizar la cantidad adeudada al fisco federal por parte de Amermin.

Para ello, la SHCP embargo diversas concesiones mineras propiedad de Amermin así como otras distintas concesiones mineras que al momento del embargo ya no eran propiedad de Amermin.

Específicamente, dicha autoridad, incorrectamente efectuó, adicionalmente  el embargo sobre las siguientes concesiones propiedad de ACM:

Nombre de Concesión	Titulo.	Hectáreas

El Picacho	161838	21
Mis Recuerdos	214776	2.1708
Picacho II	218818	448.5564
Dos Amigos	222511	24.43
Picacho II	222789	4.9217
El Picacho I	222925	2155.6890
Creston	226154	84.

5.- El 11 de Julio de 2011, Amermin, inicia en contra de  la SHCP un Juicio de Nulidad en el cual impugna y combate la determinación y procedencia del crédito fiscal determinado en su contra así como el embargo practicado en dicho procedimiento.

Este juicio se encuentra en curso actualmente y se lleva bajo el expediente  No. 1352/11-04-01-2   de la Sala Regional Norte Centro I del Tribunal Federal de Justicia Fiscal y Administrativa con sede en esta Ciudad de Chihuahua Chihuahua.

6.- El 22 de Julio de 2011, se inscriben en el Registro de Minería, en cada una de las concesiones mineras de ACM, la existencia del embargo llevado a cabo por la SHCP, y desde esa fecha hasta el presente aparece la anotación de que dichas concesiones tienen el gravamen derivado del embargo antes descrito.

Evidentemente, este embargo carece de fundamento y por lo tanto es ilegal ya que ACM es ajeno a los créditos fiscales que tenga Amermin.

7.- A pesar de la evidente ilegalidad en el embargo, la SHCP no retira el embargo hasta no tener alguna de las siguientes situaciones.

a. Que se pague el crédito fiscal. Ello  implica la aceptación y pago total del mismo por el contribuyente Amermin.

b. Que el Juicio de Nulidad que actualmente  está en curso se finalice de manera favorable para Amermin. Por la carga de trabajo de los tribunales, esta resolución puede tardara hasta dos años en resolverse.

c. Que un Juez se lo ordene expresamente. Para ello se requiere iniciar un juicio en contra de la SHCP el cual, a pesar de acreditarse fácilmente el grave error del embargo, se lleva un por lo menos cuatro meses de duración.

d. Que se le sustituyan los bienes embargados por otra garantía.  Esto se puede lograr mediante la obtención de una Fianza por parte de una Compañía Afianzadora.

8.- Ante este escenario y la necesidad de lograr la liberación del embargo lo antes posible, la recomendación que se le realiza a las empresas involucradas, ACM y Amermin, es que se utilice como primera opción la descrita en el inciso d referida en el párrafo que antecede, es decir, la sustitución de la garantía.

Esta opción es probablemente la más segura y más rápida de obtener, ya que al reunir todos los requisitos que pide la Compañía Afianzadora se expediría la fianza solicitada.

9.- Los pasos y tiempos aproximados para lograr la liberación del embargo bajo la opción de la obtención de la fianza serian los siguientes:

•	Expedir la Fianza, previo la entrega de los documentos requeridos y hacer el deposito solicitados por la Compañía Afianzadora…………. 2 Semanas.

•	Autorización de la aceptación de la fianza y la expedición de la orden al Registro de Minería de la cancelación de los embargos por parte de la SHCP………………………………………………………….……….5 Semanas.

•
Recepción y registro del oficio de cancelación ante el registro así como eliminación de la anotación de embargo sobre cada una de las concesiones embragadas por parte del registro de Minería….…8 Semanas.

Estos tiempos son estimados, ellos dependen de la carga de trabajo de cada dependencia y evidentemente en cada instancia se realizara el mejor esfuerzo para gestionar la rápida tramitación de cada fase del proceso.

Sin más por el momento, y esperando que la presente describa la situación actual que guardan las concesiones embargadas de ACM, quedamos a sus órdenes para comentar más ampliamente la presente.

Atentamente

Lic. Rogelio Sánchez Sanz.

DFK-GLF, S.C.

Schedule “N”

Amermin Side Letter

April 4, 2012

Yamana Mexico Holdings B.V.
c/o Yamana Gold Inc.
200 Bay Street, Suite 2200
Royal Bank Plaza, North Tower
Toronto, ON, M5J 2J3
Attention:  Greg McKnight
Facsimile.:  (416) 815-0021
Email: gmcknight@yamana.com

Dear Sirs:

RE: Tax Litigation

For good and valuable consideration, the receipt  and sufficiency whereof being acknowledged, the undersigned Corporacion Amermin S.A. de C.V. (“Amermin”) does hereby acknowledge and agree as follows:

1.           It is subject to tax claims as more particularly described in the tax litigation attached hereto as Schedule “A”.

2.           As a result of the tax claims (the “Tax Claims”), certain properties (the “Encumbered Properties”) registered in the name of American Copper Mining S.A. de C.V. (“American Copper”) as set forth in Schedule “B” are subject to embargos to and in favour of the Government of Mexico (the “Government”) as set forth in Schedule “C” attached hereto (the “Embargos”).

3.           Yamana Mexico Holdings B.V. (“Yamana Mexico”) has entered into an agreement of purchase and sale dated as of March 23, 2012 (the “Purchase Agreement”) pursuant to which Yamana Mexico has agreed to purchase from Adit Resources Corp. (“ADIT”) and others, all of the issued and shares of American Copper.

4.           Closing documents pursuant to the completion of the transactions contemplated in the Purchase Agreement have been deposited in escrow (the “Escrow Deposit”) pending the release of the Embargos from the Encumbered Properties.

5.           Yamana, Amermin and ADIT have signed an acknowledgement dated as of even date as to the amount of money (together with interest thereon, containing a buffer of approximately an additional month of interest and inflation updating) that is due and owing to the Government pursuant to the Tax Claims (the “Released Cash”).

6.           The Released Cash does not form a part of the Escrow Deposit.

7.           Amermin has agreed to grant an irrevocable power of attorney to Rodrigo Alfonso Sanchez Mejorada Velasco, Jose Eduardo Ribe Martinez de Velasco and Paola Salgado Tonda, jointly and severally, each of Sanchez-Mejorada Velasco y Ribe (“RSM”) in the form of Schedule “D” attached hereto (the “Embargo Power of Attorney”), it being understood and agreed that the grant by Amermin of the Embargo Power of Attorney does not detract from Amermin’s obligations to obtain the release of the Embargos from the Encumbered Properties and in such regard, the Embargo Power of Attorney is only granted for ease of administration.

8.           The Embargo Power of Attorney is being executed and delivered by Amermin contemporaneous with the execution and delivery of this Amermin Side Letter.

9.           For greater certainty and without limitation:

(a)         RSM shall accept the Released Cash on Amermin’s behalf;

(b)         RSM may shall pay the Released Cash to the Government on Amermin’s behalf;

(c)         Amermin shall do all such acts and things and shall not omit to do any acts or things which shall be required to enable RSM to be in a position to make the payment of the Released Cash to the Government, including without limitation, the provision of any and all information from time to time which RSM shall reasonably require in order that the payment is properly applied to the Tax Claim;

(d)         If judged necessary by RSM, RSM shall deal with the Government on Amermin’s behalf, on an administrative basis with a view to obtaining the release of the Embargos from the Encumbered Properties;

(e)         Amermin shall advise ADIT and Yamana Mexico as and when the Embargos are released from the Encumbered Properties and provide documentary evidence thereof to RSM; and

(f)          RSM shall advise Amermin, ADIT and Yamana Mexico as and when additional acts and/or documents are required in order to obtain the release of the Embargos from the Encumbered Properties.

9.           If the Government shall not release the Embargos from the Encumbered Properties on or before October 1, 2012 to the satisfaction of Yamana Mexico and ADIT, Amermin shall thereupon without any further or other act or formality, owe the Released Cash to Yamana Mexico together with interest thereon at the same rate as charged by the Government pursuant to the Tax Claims, such interest to commence from and after October 1, 2012 and to be paid both from and after default and judgement.  The Released Cash together with interest thereon as aforesaid shall be paid in cash by wire transfer to Yamana Mexico to an account specified by Yamana Mexico, all without set-off, deduction or defalcation.

This Amermin Side Letter shall be binding upon Amermin and its successors and assigns and shall enure to the benefit of each of ADIT and Yamana Mexico and their respective successors and assigns.

This Amermin Side Letter shall be construed in accordance with the laws of the State of Nevada.

Dated this 4th day of April, 2012.

CORPORACION AMERMIN S.A. DE C.V.

Per: Ramiro Trevizo Ledezma

SCHEDULE “A”

TAX LITIGATION

Chihuahua, Chih. A 31 de Enero de 2012

Re: Embargo de concesiones mineras propiedad
de American Copper Mining S.A de C.V.

Robert R. Wheatley
President, Adit Resources Corp

Por medio de la presente nos permitimos hacerle llegar una breve exposición de los antecedentes, situación actual, y solución propuesta en relación a siete concesiones mineras propiedad de American Copper Mining S.A de C.V., (ACM) y el embargo impuesto por la Secretaria de Hacienda y Crédito Publico sobre dichas concesiones mineras.

1.- El 31 de  Marzo 2010,  ACM adquiere mediante Contrato de Cesión Onerosa celebrado con el Sr. Emilio Acuña la titularidad de ocho concesiones mineras  que a continuación se describen:

Nombre de Concesión	Titulo.	Hectáreas

El Picacho	161838	21
Mis Recuerdos	214776	2.1708
Picacho II	218818	448.5564
Dos Amigos	222511	24.43
Picacho II	222789	4.9217
El Picacho I	222925	2155.6890
Creston	226154	84.

2.- El 14 de Mayo de 2010 se inscriben a favor de ACM en el Registro de Minería siete de las concesiones adquiridas a Emilio Acuña descritas en el párrafo que antecede.

A partir de esta fecha, es público que el titular de las referidas concesiones lo viene a ser ACM.

3.- El 21 de Abril de 2011, se determino un crédito fiscal a cargo de diversa empresa minera denominada Corporación Amermin S.A. de C.V. (Amermin) razón por la cual la Secretaria de Hacienda y Crédito Publico (SHCP) por conducto de la Administración Local Jurídica de Chihuahua ordeno el requerimiento de pago y embargo en contra de Corporación Amermin.

Esta empresa, Amermin, es desde luego diversa entidad separada e independiente en todo sentido de ACM.

4.- El 19 de Mayo de 2011, la SHCP llevo  a cabo el requerimiento de pago del crédito fiscal a Amermin y en razón de que en el momento de llevar a cabo el requerimiento no se realizo el pago, se procedió a embargar bienes para garantizar la cantidad adeudada al fisco federal por parte de Amermin.

Para ello, la SHCP embargo diversas concesiones mineras propiedad de Amermin así como otras distintas concesiones mineras que al momento del embargo ya no eran propiedad de Amermin.

Específicamente, dicha autoridad, incorrectamente efectuó, adicionalmente  el embargo sobre las siguientes concesiones propiedad de ACM:

Nombre de Concesión	Titulo.	Hectáreas

El Picacho	161838	21
Mis Recuerdos	214776	2.1708
Picacho II	218818	448.5564
Dos Amigos	222511	24.43
Picacho II	222789	4.9217
El Picacho I	222925	2155.6890
Creston	226154	84.

5.- El 11 de Julio de 2011, Amermin, inicia en contra de  la SHCP un Juicio de Nulidad en el cual impugna y combate la determinación y procedencia del crédito fiscal determinado en su contra así como el embargo practicado en dicho procedimiento.

Este juicio se encuentra en curso actualmente y se lleva bajo el expediente  No. 1352/11-04-01-2   de la Sala Regional Norte Centro I del Tribunal Federal de Justicia Fiscal y Administrativa con sede en esta Ciudad de Chihuahua Chihuahua.

6.- El 22 de Julio de 2011, se inscriben en el Registro de Minería, en cada una de las concesiones mineras de ACM, la existencia del embargo llevado a cabo por la SHCP, y desde esa fecha hasta el presente aparece la anotación de que dichas concesiones tienen el gravamen derivado del embargo antes descrito.

Evidentemente, este embargo carece de fundamento y por lo tanto es ilegal ya que ACM es ajeno a los créditos fiscales que tenga Amermin.

7.- A pesar de la evidente ilegalidad en el embargo, la SHCP no retira el embargo hasta no tener alguna de las siguientes situaciones.

a. Que se pague el crédito fiscal. Ello  implica la aceptación y pago total del mismo por el contribuyente Amermin.

b. Que el Juicio de Nulidad que actualmente  está en curso se finalice de manera favorable para Amermin. Por la carga de trabajo de los tribunales, esta resolución puede tardara hasta dos años en resolverse.

c. Que un Juez se lo ordene expresamente. Para ello se requiere iniciar un juicio en contra de la SHCP el cual, a pesar de acreditarse fácilmente el grave error del embargo, se lleva un por lo menos cuatro meses de duración.

d. Que se le sustituyan los bienes embargados por otra garantía.  Esto se puede lograr mediante la obtención de una Fianza por parte de una Compañía Afianzadora.

8.- Ante este escenario y la necesidad de lograr la liberación del embargo lo antes posible, la recomendación que se le realiza a las empresas involucradas, ACM y Amermin, es que se utilice como primera opción la descrita en el inciso d referida en el párrafo que antecede, es decir, la sustitución de la garantía.

Esta opción es probablemente la más segura y más rápida de obtener, ya que al reunir todos los requisitos que pide la Compañía Afianzadora se expediría la fianza solicitada.

9.- Los pasos y tiempos aproximados para lograr la liberación del embargo bajo la opción de la obtención de la fianza serian los siguientes:

•	Expedir la Fianza, previo la entrega de los documentos requeridos y hacer el deposito solicitados por la Compañía Afianzadora…………. 2 Semanas.

•	Autorización de la aceptación de la fianza y la expedición de la orden al Registro de Minería de la cancelación de los embargos por parte de la SHCP………………………………………………………….……….5 Semanas.

•
Recepción y registro del oficio de cancelación ante el registro así como eliminación de la anotación de embargo sobre cada una de las concesiones embragadas por parte del registro de Minería….…8 Semanas.

Estos tiempos son estimados, ellos dependen de la carga de trabajo de cada dependencia y evidentemente en cada instancia se realizara el mejor esfuerzo para gestionar la rápida tramitación de cada fase del proceso.

Sin más por el momento, y esperando que la presente describa la situación actual que guardan las concesiones embargadas de ACM, quedamos a sus órdenes para comentar más ampliamente la presente.

Atentamente

Lic. Rogelio Sánchez Sanz.

DFK-GLF, S.C.

SCHEDULE “B”

ENCUMBERED PROPERTIES

Name Of The Lot Covered By The Mining Concession	Concession Title Number	Area Of The Concession In Hectares
El Picacho	161838	21.0000
Dos Amigos	222511	24.4300
Mis Recuerdos	214776	2.1708
Picacho II	218818	448.5564
Picacho II	222789	4.9217
El Picacho I	222925	2,155.6890
Creston	226154	84.0000

SCHEDULE “C”

EMBARGOS

A.  In the above document, Expediente H-464119 should be identified as H-465118.

SCHEDULE “D”

FORM OF EMBARGOS POWER OF ATTORNEY

Text of irrevocable power of attorney related to the Embargo, to be issued by Corporación Amermin, S.A. de C.V. in a public notarial deed (escritura pública):

Corporación Amermin, S.A. de C.V. otorga a los señores Rodrigo Alfonso Sánchez Mejorada Velasco, José Eduardo Ribé Martínez de Velasco y Paola Salgado Tonda, para ejercerlo conjunta o separadamente, un poder general limitado, irrevocable por ser para el cumplimiento de una obligación, conforme a lo siguiente:

 A.- Poder general para pleitos y cobranzas, con todas las facultades generales y aún con las especiales que de acuerdo con la ley requieran poder o cláusula especial, en los términos del párrafo primero del artículo dos mil quinientos cincuenta y cuatro y del artículo dos mil quinientos ochenta y siete del Código Civil Federal y sus correlativos de los diversos Estados de la República Mexicana y del Distrito Federal.

De manera enunciativa y no limitativa se mencionan entre otras facultades las siguientes:

i)     Para intentar toda clase de procedimientos, inclusive amparo.

ii)    Para transigir.

iii)   Para comprometer en árbitros.

iv)   Para absolver y articular posiciones.

v)    Para recusar.

vi)   Para hacer cesión de bienes.

vii)  Para recibir pagos.

viii) Para presentar denuncias y querellas en materia penal y para desistirse de ellas cuando lo permita la ley.

B.- Poder general para actos de administración en los términos del párrafo segundo del artículo dos mil quinientos cincuenta y cuatro del Código Civil Federal y sus correlativos de los diversos Estados de la República Mexicana y del Distrito Federal.

C.- Las facultades señaladas en los incisos anteriores estarán limitadas a pagar por cuenta de la poderdante toda clase de créditos fiscales y realizar cuantos actos sean necesarios para liberar embargos u otros gravámenes sobre bienes de la poderdante o de terceros relacionados con dichos créditos fiscales.

D.- Los apoderados nombrados ejercitarán las facultades a que aluden los incisos anteriores ante particulares y ante toda clase de autoridades administrativas o judiciales, locales o federales y ante las Juntas de Conciliación y Arbitraje, locales o federales y autoridades del trabajo, pudiendo firmar todos los documentos públicos o privados que sean necesarios o convenientes para el cabal cumplimiento del presente poder.

Schedule “3.16”

Exceptions to Financial Statements

A.           Financial Statements up to date have been posted on the Company’s WebAsyst site. Company tax documents for 2011 will be completed on March 23, 2012 and filed with the Mexico tax authorities on March 30, 2012.

Schedule “3.17”

Exceptions to Books of Accounts

A.           In order to reduce overhead, the Company utilizes accounting personnel of American Metal Mining S.A. de C.V. (AMM) and Cia Amermin S.A de C.V. (CAM). Personnel of AMM and CAM both control and use the Company’s general ledger with oversight and required approvals from the Seller’s President and CFO.

Schedule “3.22”

Exceptions to Related Parties

A.           In order to reduce overhead, the Company shares accounting personnel with American Metal Mining S.A. de C.V. (AMM) and Cia Amermin S.A de C.V. (CAM). Personnel of AMM and CAM both control and use the Company’s general ledger with oversight and required approvals from the Seller’s President and CFO.

B.           It is the intention of the Seller to close all intercompany accounts immediately before Closing. As noted in Schedule F, intercompany liabilities between the Company, the Seller, Amermin, or AMM will not carry forward to the Buyer, nor will the receivables carry forward.

Schedule “3.24”

Exceptions to No Changes

A.           The Company’s By-Laws are being amended to include the “Calvo Clause”. This states that "aliens are not entitled to rights and privileges not accorded to nationals, and that, therefore, they may seek redress for grievances only before local authorities."

B.           It is the intention of the Seller to close all intercompany accounts immediately before Closing. As noted in Schedule F, intercompany liabilities between the Company, the Seller, Amermin, or AMM will not carry forward to the Buyer, nor will the receivables carry forward.

C.           Refer to Schedule 3.31 regarding the Tax Embargo.

D.           The Company issued 5,047,640 Series B Common Shares as resolved in the extraordinary shareholders’ meeting dated December 31, 2011 as well as an additional 304,590 Series B Common Shares as resolved in the extraordinary shareholders’ meeting dated March 30, 2012.

Schedule “3.26”

Exceptions to Title to Assets

1.           Title to certain of the concessions is currently encumbered pursuant to the Tax Embargo described in Schedule 3.31.

2.           The Dos Amigos concession (title 222511) paperwork reached the Registry of Mines before the instatement of the Tax Embargo, but was not recorded by the Registry on time due to a departmental change of computer software. Due to the Tax Embargo the Dos Amigos concession has not been recorded. Registration is pending.

3.           The Picacho Fracc. II may be improperly surveyed; refer to Schedule A and Schedule 3.27.

Schedule “3.27”

Exceptions to Properties

A.           There will be additional recording charges and fees to get the Dos Amigos concession properly registered at the Ministry of Mines in Mexico City after the Embargo is lifted.

B.           Please refer to exceptions to title to assets in Schedule 3.26.

C.           Please refer to the discussion of the Embargo in Schedule 3.31.

D.           There will be additional recording charges and fees to get the Dos Amigos concession properly registered at the Ministry of Mines in Mexico City after the Embargo is lifted.

Schedule “3.28”

Exceptions to Intellectual Property Rights

None

Schedule “3.29”

Exceptions to Environmental Matters

A.           There are some oil spots on the surface of the Property most like left by vehicles of a predecessor owner of the concessions.  The Company does not believe that it has legal responsibility with respect to these items.

B.           There are miscellaneous pieces and parts of old equipment used for mining and surface maintenance left by predecessor owners and operators that are still on the Property. The Company does not believe that it has legal responsibility with respect to these items.

C.           There are surface improvements made by various surface owners in the past such as water impoundments for cattle, corrals, storage areas, living quarters, range fences, access roads, gates, etc. There is also an abandoned cemetery with at ten variously marked graves.

D.           Picacho is an old mining district dating back to the year 1900 and earlier. As such, there are many abandoned shafts, adits, tunnels, prospect pits, milling sites, and crushing sites. The processes of prospecting, exploration, mining, crushing, and milling have left various amounts of waste rock dumps, ore stockpiles, trash dumps, tailings dumps, and other cast off material that remains on the surface.

Schedule “3.31”

Exceptions to Taxes

A.           On May 19, 2011, during administrative proceedings by the presumption of tax differences, the Mexican  Tax Authority, Secretaria de Hacienda y Crédito Publico (“SHCP”),  placed an embargo over seven (7) of the Company’s mining concessions. The only taxpayer involved in that administrative proceeding is Corporacion Amermin S.A. de C.V. (“CA”), an affiliate of the Company’s majority stockholder (who is disputing the taxes claimed by SHCP to be owed to it by CA).  The Company has no legal responsibility for the disputed taxes.  SHCP has recorded the existence of the tax embargo with the Mining Public Registry (“MPR”), and, accordingly, the embargo serves as a lien on certain Company concessions.  The concessions against which the tax embargo is recorded, that affect the Company, are as follows:

Name Of The Lot Covered By The Mining Concession	Concession Title Number	Area Of The Concession In Hectares
El Picacho	161838	21.0000
Dos Amigos	222511	24.4300
Mis Recuerdos	214776	2.1708
Picacho II	218818	448.5564
Picacho II	222789	4.9217
El Picacho I	222925	2,155.6890
Creston	226154	84.0000

B.	Company tax documents for 2011 were filed, with a receipt received on March 20 2012 from the Mexico tax authorities.

Schedule “3.33”

Exceptions to Certain Contracts and Commitment; No Employees

A.           The Company has never had employees but has from time to time used the services of various individuals and entities, which might be considered consultants.  The Company has and continues to use DFK-GLC, S.C. for both legal and accounting services.

B.           Refer to Schedule J concerning the Bacoachi office lease.

C.           Refer to Schedule J regarding the Bacoachi office Administrative Assistant.

Schedule “3.37”

Exceptions to Disclosure

A.           The technical information referred to in Schedule B contains data collected by predecessor companies. As such, it is not verifiable as per 43-101 standards except for the Lateegra drill data. Many forms of data involve interpretation and the quality of these data are subject to the skills and experience of the applicable technical person.